Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SQUARESPACE, INC.,

TREMONT 2021 ACQUISITION CORP,

TREMONT 2021 ACQUISITION II LLC,

TOCK, INC.,

EACH OF THE OTHER PERSONS IDENTIFIED AS SELLERS HEREIN,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS THE STOCKHOLDER REPRESENTATIVE

DATED AS OF MARCH 31, 2021

 i

2.17	Sufficiency of Assets	37
2.18	Environmental Matters	37
2.19	Brokers	38
2.20	Affiliated Transactions	38
2.21	Customers and Vendors	38
2.22	Accounts Receivable and Accounts Payable	39
2.23	Books and Records	39
2.24	Bank Accounts; Deposits and Letters of Credit	39
2.25	Disclaimer	39

Article III

REPRESENTATIONS AND WARRANTIES OF BUYER, FIRST MERGER SUB AND SECOND MERGER SUB

3.1	Organization and Qualification	40
3.2	Authority; Enforceability	40
3.3	No Conflict; Required Filings and Consents	41
3.4	Compliance with Laws	41
3.5	Absence of Litigation, Claims and Orders	42
3.6	Financial Statements	42
3.7	Brokers	42
3.8	Investment Intent; Restricted Securities	43
3.9	Capitalization	43
3.10	Rights of Buyer Common Stock Holders	44
3.11	Reorganization Treatment	44
3.12	Disclaimer	44

Article IV

ADDITIONAL AGREEMENTS

4.1	Fees and Expenses	44
4.2	Stockholder Information Statement	44
4.3	Disclosure	45
4.4	Further Assurances	45
4.5	Director and Officer Indemnification	45

Article V

TAX MATTERS

5.1	Filing of Tax Returns	46
5.2	Straddle Periods	46
5.3	Contests Related to Taxes	47
5.4	Procedures for Specified Tax Matters	47
5.5	Cooperation on Tax Matters	49

5.6	Transfer Taxes	49
5.7	Safe Harbor Election	49
5.8	Reorganization Treatment	49

Article VI

EMPLOYEE MATTERS

6.1	Benefit Protection	49
6.2	Buyer Benefit Plan Treatment	50
6.3	Buyer 401(k) Plan	50
6.4	Treatment of Covenants	50

Article VII

SURVIVAL AND INDEMNIFICATION

7.1	Survival of Representations and Warranties and Covenants	51
7.2	Indemnification	52
7.3	Third Party Claims	53
7.4	Procedures Relating to Indemnification for Non-Third Party Claims	54
7.5	Specific Indemnity Procedures	55
7.6	Calculation of Losses; Determination of Application	55
7.7	Limitations on Indemnification	56
7.8	Sources of Recovery; Indemnity Escrow Account; Specific Indemnity Escrow Amount	56
7.9	Adjustment to Closing Cash Consideration	58
7.10	No Circular Recovery	58
7.11	Exclusive Remedy	59
7.12	Fraud	59
7.13	Stockholder Representative	59

Article VIII

MISCELLANEOUS

8.1	Amendment	61
8.2	Waiver	61
8.3	Notices	62
8.4	Specific Performance	63
8.5	Interpretation	63
8.6	Severability	64
8.7	Entire Agreement	64
8.8	Assignment	64
8.9	No Third Party Beneficiaries	64
8.10	Failure or Indulgence Not Waiver; Remedies Cumulative	65
8.11	Non-Recourse	65

8.12	Governing Law; Venue	65
8.13	Waiver of Jury Trial	65
8.14	Counterparts	65
8.15	Termination	65
8.16	Representation of the Company Holders	66

EXHIBITS

Exhibit A	—	Form of Joinder
Exhibit B	—	Form of Incorporation of the First-Step Surviving Corporation
Exhibit C	—	Form of Letter of Transmittal
Exhibit D	—	Form of Escrow Agreement
Exhibit E	—	Form of Payment Administration Agreement

ANNEXES

Annex A	—	Defined Terms
Annex B	—	Distribution Allocation Schedule
Annex C	—	Example Calculation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 31, 2021, by and among Squarespace, Inc., a Delaware corporation (“Buyer”), Tremont 2021 Acquisition Corp, a Delaware corporation and a wholly-owned Subsidiary of Buyer (“First Merger Sub”), Tremont 2021 Acquisition II LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Buyer (“Second Merger Sub”), Tock, Inc., a Delaware corporation (the “Company”), each of the Persons set forth on Schedule I who executes and delivers a joinder to this Agreement substantially in the form attached hereto as Exhibit A (a “Joinder”) (collectively, “Sellers”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Company Holders (the “Stockholder Representative” and, together with Buyer, First Merger Sub, Second Merger Sub, and the Company, each a “Party” and together the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Annex A attached hereto.

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), (a) First Merger Sub will merge with and into the Company, the separate corporate existence of First Merger Sub will cease and the Company will be the surviving corporation and a wholly-owned subsidiary of Buyer (the “First Merger”); and (b) the surviving corporation of the First Merger will merge with and into Second Merger Sub, the separate corporate existence of such surviving corporation of the First Merger will cease and Second Merger Sub will be the surviving limited liability company (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, the board of directors of the Company (the “Company Board”) unanimously (i) approved and declared advisable and in the best interests of the Stockholders, this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, as applicable, and (ii) recommended this Agreement to the Stockholders for approval and adoption;

WHEREAS, immediately following the execution and delivery of this Agreement by the Parties and prior to the Closing, on the date hereof, the Company shall obtain all requisite approvals of the Stockholders to effect the Merger under the DGCL and the Organizational Documents of the Company, pursuant to the execution and delivery of an irrevocable written consent by Stockholders that, in the aggregate, hold at least (i) a majority of all outstanding Company Shares entitled to vote on the Merger and (ii) a majority the outstanding shares of the Company’s Series A Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock (voting as a single class on an as-converted-to-Common Stock basis) (clauses (i) and (ii) together, the “Requisite Stockholders”), which will include, among other things, a waiver of such Stockholder’s statutory appraisal rights under Section 262 of the DGCL with respect to such Company Shares (the “Written Consent”);

WHEREAS, as a condition to the willingness of Buyer, First Merger Sub and Second Merger Sub to enter into this Agreement, Stockholders constituting the Requisite Shareholders shall each execute a Joinder;

WHEREAS, the respective boards of directors of Buyer and First Merger Sub have unanimously (i) approved and declared advisable and in the best interests of their respective stockholders, this Agreement and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the DLLCA, as applicable, and (ii), with respect to First Merger Sub, recommended this Agreement to its sole stockholder for approval and adoption;

WHEREAS, Buyer has approved and adopted this Agreement in its capacity as (i) the sole stockholder of First Merger Sub and (ii) the sole and managing member of Second Merger Sub;

WHEREAS, pursuant to the Merger, each Company Share (other than Dissenting Shares and Treasury Shares), upon the terms and subject to the conditions set forth herein, shall be converted into the right to receive a portion of the Final Merger Consideration in accordance with the Distribution Allocation Schedule attached hereto as Annex B (the “Distribution Allocation Schedule”) and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class of Company Shares as set forth in the Organizational Documents of the Company;

WHEREAS, as an inducement of Buyer to enter into this Agreement and concurrent with the execution and delivery of this Agreement, each of the Key Executives has entered into an employment agreement, non-competition and non-solicitation agreement and restricted stock unit award agreement (collectively, “Employment Documents”) with Buyer (or an Affiliate of Buyer), each to be effective as of the Closing;

WHEREAS, the Mergers taken together as an integrated plan in accordance with Rev. Rul. 2001-46, 2001-2 C.B. 231, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”) and this Agreement is intended to constitute a “plan of reorganization” as described in Treasury Regulations Section 1.368-3(a); and

WHEREAS, the Company, Sellers, First Merger Sub, Second Merger Sub, and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and the Transaction Documents, and also to prescribe various conditions to the transactions contemplated by this Agreement and the Transaction Documents, as set forth herein and therein, and subject to the provisions of, this Agreement and the Transaction Documents.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows.

Article I

THE MERGERS

1.1          The Mergers.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, Buyer, First Merger Sub and the Company shall cause First Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the First Merger (as so filed, the “First Merger Certificate”), executed by the Company in accordance with the relevant provisions of the DGCL, such First Merger to be effective as of the First Effective Time.

(b)           Upon consummation of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company, as the surviving corporation of the First Merger (hereinafter referred to for the periods at and after the First Effective Time as the “First-Step Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly-owned subsidiary of Buyer.

(c)           Upon the terms and subject to the conditions set forth in this Agreement, Buyer, Second Merger Sub and the First-Step Surviving Corporation shall cause the First-Step Surviving Corporation to be merged with and into Second Merger Sub, with Second Merger Sub being the surviving limited liability company in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and evidenced by a certificate of merger with respect to the Second Merger (as so filed, the “Second Merger Certificate”) executed by Second Merger Sub in accordance with the relevant provisions of the DGCL and the DLLCA.

(d)           Upon consummation of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease and Second Merger Sub, as the surviving limited liability company of the Second Merger (hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Company”), shall continue its limited liability company existence under the DLLCA.

1.2          Effect of the Mergers.

(a)           The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the First Effective Time, the First-Step Surviving Corporation shall possess all properties, rights privileges, powers and franchises of the Company and First Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and First Merger Sub shall become the claims, obligations, liabilities, debts and duties of the First-Step Surviving Corporation.

(b)           The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, from and after the Second Effective Time, the Surviving Company shall possess all properties, rights privileges, powers and franchises of the First-Step Surviving Corporation and Second Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the First-Step Surviving Corporation and Second Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Company.

1.3          The Closing. In accordance with the terms and subject to the conditions set forth in this Agreement, the closing of the First Merger (the “Closing”) shall be effected by the electronic exchange of documents substantially concurrently with the execution and delivery of this Agreement on the date hereof (the “Closing Date”).

1.4          The Effective Times.

(a)          Buyer, First Merger Sub, and the Company shall cause the First Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at the time when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Buyer and the Company in writing and specified in the First Merger Certificate (the “First Effective Time”).

(b)          Promptly after the First Effective Time, but in all cases within one (1) Business Day thereafter, Buyer, Second Merger Sub and the First-Step Surviving Corporation shall cause the Second Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA. The Second Merger shall become effective at the time when the Second Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Buyer and the Company in writing and specified in the Second Merger Certificate (the “Second Effective Time”).

1.5          Actions to be Taken on the Closing Date:

(a)          Immediately prior to the Closing:

(i)            the Escrow Agreement shall have been duly executed by each of Buyer, the Escrow Agent and the Stockholder Representative;

(ii)           the Payment Administration Agreement shall have been duly executed by each of Buyer, the Payment Agent and the Stockholder Representative;

(iii)          the Company shall deliver to Buyer either evidence of removal of, or written resignations, effective as of the Closing, of each of the Persons set forth on Schedule 1.5(a)(iii);

(iv)          the Company shall deliver to Buyer a certificate dated as of the Closing sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(c)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and a notice to the Internal Revenue Service, in accordance with the provisions of Treasury Regulations Section 1.897-2(h), for Buyer to deliver to the Internal Revenue Service on behalf of the Company after Closing;

(v)           the Company shall deliver to Buyer a copy of the resolutions adopted by the Company Board authorizing and approving the applicable matters contemplated hereunder (including, without limitation, this Agreement and the other Transaction Documents) in accordance with the DGCL and the Company’s Organizational Documents;

(vi)          the Company shall deliver to Buyer the requisite consents or approvals from the Persons set forth on Schedule 1.5(a)(vi), each in form and substance satisfactory to Buyer;

(vii)         the Company shall deliver to Buyer the Employment Documents, duly executed by each of the Key Executives and the individual set forth on Schedule 1.5(a)(vii);

(viii)        the Company shall deliver to Buyer invention assignment agreements in favor of the Company, in form and substance reasonably acceptable to Buyer, executed by all employees and contributors listed on Schedule 1.5(a)(viii);

(ix)           the Company shall deliver to Buyer a digital copy of the contents of the Data Room as of the Closing Date; and

(x)            the Company shall deliver to Buyer an agreement between the Company and The Alinea Group LLC (“Alinea”), in form and substance reasonably satisfactory to Buyer, pursuant to which Alinea agrees to delete and certify the deletion of, and not to use from and after the Closing for any purpose, any proprietary or confidential information of the Company disclosed to Alinea prior to the Closing.

(b)          At the Closing:

(i)             Buyer shall file, or cause to be filed, with the Secretary of State of the State of Delaware the First Merger Certificate, executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL;

(ii)            Buyer shall deliver or cause to be delivered by wire transfer of immediately available funds (A) the Closing Cash Consideration (less the Aggregate Option Closing Cash Consideration) to the Payment Agent (for further distribution to the Stockholders in accordance with the Distribution Allocation Schedule), (B) the applicable Transaction Bonus Cash Amount to the Surviving Company, for further distribution by the Surviving Company to each recipient thereof pursuant to the Transaction Bonus Letters through the Surviving Company’s payroll system (subject to withholding for all Tax amounts, if any, required to be withheld under applicable Law, including any Tax amounts required to be withheld with respect to any equity consideration to be received by recipients of the Transaction Cash Bonus Amount), (C) the Bonus Award Amount to the Surviving Company, for further distribution by the Surviving Company to each recipient thereof set forth on Schedule 1.5(b)(ii)(C) through the Surviving Company’s payroll system (subject to withholding for all Tax amounts, if any, required to be withheld under applicable Law) and (D) an amount in cash equal to the Aggregate Option Closing Cash Consideration, to the Surviving Company, for further distribution by the Company to each holder of Cashed-Out Company Options through the Surviving Company’s payroll system (subject to withholding for all Tax amounts, if any, required to be withheld under applicable Law, including any Tax amounts required to be withheld with respect to any equity consideration to be received by recipients of the Aggregate Option Closing Cash Consideration);

(iii)           Buyer shall deliver or cause to be delivered such documents and instruments evidencing the issuance of the Closing Equity Consideration, and the Transaction Bonus Equity Consideration to each of Nick Kokonas and Jeff Kaplan pursuant to the Transaction Bonus Letters, in each case subject to withholding for all Tax amounts, if any, required to be withheld under applicable Law, which shall be withheld from any amounts of cash consideration to be received pursuant to this Agreement by recipients of the Closing Equity Consideration and Transaction Bonus Equity Consideration;

(iv)           Buyer shall deliver or cause to be delivered to the Escrow Agent (A) the Adjustment Escrow Amount for deposit into an escrow account (the “Adjustment Escrow Account”) to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, (B) the Indemnity Escrow Amount for deposit into an escrow account (the “Indemnity Escrow Account”) to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, and (C) the Specific Indemnity Escrow Amount for deposit into an escrow account (the “Specific Indemnity Escrow Account”) to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement; and

(v)            Buyer shall deliver or cause to be delivered to the Stockholder Representative, the Stockholder Representative Expense Amount to be utilized pursuant to Section 7.13(e).

1.6          Organizational Documents of the First-Step Surviving Corporation and the Surviving Company.

(a)          The certificate of incorporation of the First-Step Surviving Corporation shall be substantially in the form attached hereto as Exhibit B until thereafter amended as provided therein and under the DGCL. The bylaws of First Merger Sub in effect immediately prior to the First Effective Time, shall be the bylaws of the First-Step Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b)          The certificate of formation and operating agreement of Second Merger Sub in effect immediately prior to the Second Effective Time, shall be the certificate of formation and operating agreement of the Surviving Company until thereafter amended as provided therein and under the DLLCA.

1.7          Directors and Officers of the First-Step Surviving Corporation and the Surviving Company.

(a)          The directors and officers of First Merger Sub, as of immediately prior to the First Effective Time, shall be the initial directors and officers of the First-Step Surviving Corporation from and after the First Effective Time, each to hold office in accordance with the Organizational Documents of the First-Step Surviving Corporation.

(b)          The officers of Second Merger Sub, as of immediately prior to the Second Effective Time, shall be the officers of the Surviving Company from and after the Second Effective Time, each to hold office in accordance with the Organizational Documents of the Surviving Company.

1.8          Effect of the Mergers on Company Securities.

(a)          Effect on the Company Shares. As of the First Effective Time, by virtue of the First Merger and without any action on part of First Merger Sub, the Company or the Stockholders, each class, series and subclass of Company Shares (other than Dissenting Shares or Treasury Shares) issued and outstanding immediately prior to the First Effective Time, upon the terms and subject to the conditions set forth in this Section 1.8(a) and throughout this Agreement, will be cancelled and extinguished and will be converted automatically into the right of the holder thereof to receive that portion of the Final Merger Consideration as set forth herein.

(i)            Each class, series and subclass of Company Shares (other than Dissenting Shares or Treasury Shares) that is issued and outstanding immediately prior to the First Effective Time shall be converted into the right of the holder thereof to receive (i) a portion of the Closing Cash Consideration and Closing Equity Consideration in accordance with the Distribution Allocation Schedule (in the portions of Closing Cash Consideration and Closing Equity Consideration set forth therein) (provided, that for each Company Share that is not Beneficially Owned by an Accredited Investor, in Buyer’s and the Company’s reasonable determination (provided, further, that Buyer shall make the final determination in the event that Buyer and Company reasonably disagree on whether a holder is an Accredited Investor) (each, a “Cash-Only Share”), if any, such holder thereof shall receive an amount of cash equal to the value of such holder’s portion of the Closing Equity Consideration (as set forth in the Distribution Allocation Schedule) in lieu of receiving such portion of the Closing Equity Consideration (such amount of cash, in the aggregate, the “Cash-Only Share Consideration”)) and (ii) a contingent right to receive the applicable portion of any payments made pursuant to Section 1.13 or Article VII with respect to each Company Share, determined in accordance with this Agreement and as set forth in the Distribution Allocation Schedule.

(ii)           Each Dissenting Share shall be converted into the right of the holder thereof to receive payment from the Surviving Company with respect thereto in accordance with Section 1.12.

(iii)          Any Company Share held in the treasury of the Company (the “Treasury Shares”) as of the First Effective Time, shall be automatically cancelled, retired and cease to exist without any conversion thereof, and no payment of cash or any other consideration shall be made with respect thereto.

(iv)         For purposes of calculating the amount to be paid to each Stockholder (other than to holders of Dissenting Shares or Treasury Shares) at the Closing, the amounts described in this Section 1.8(a) shall be calculated assuming that the Final Merger Consideration is equal to the sum of (A) the Closing Cash Consideration plus (B) the Closing Equity Consideration, and shall be adjusted following the Closing as set forth herein. The amount of the Closing Cash Consideration to be paid in connection herewith to each Stockholder for each class, series and subclass of Company Shares (other than to holders of Dissenting Shares) held shall be rounded down to the nearest whole cent.

(v)          Notwithstanding anything to the contrary contained in this Agreement, no fractional share of Buyer Common Stock shall be issued in the First Merger. Each Stockholder who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be issued to such holder) will be entitled to receive the number of shares of Buyer Common Stock rounded down to the nearest whole share; provided, that the Closing Cash Consideration to be paid to such Stockholder shall be increased by an amount equal to the value of such fraction of a share of Buyer Common Stock.

(vi)         All classes, series and subclasses of Company Shares, when cancelled, extinguished, and converted pursuant to this Section 1.8(a), shall no longer be outstanding and shall automatically be cancelled and retired, and each former holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.8(a), except with respect to holders of Dissenting Shares.

(b)          Effect on Company Options.

(i)           As of immediately prior to the First Effective Time, (A) each Company Option (or portion thereof) that is unvested but would have become vested on or before April 1, 2021, shall become vested, and (B) each Company Option shall terminate (including any vested and unvested portions thereof), except as to the payment rights with respect to each such Company Option provided in this Agreement. Prior to the First Effective Time, the Company shall take all actions necessary or advisable, including obtaining any consents, to effect the cancellation and termination of the Company Option Plan, the Company Options, any promises or other rights to receive the Company Options, if any, and all other equity incentive plans as of the First Effective Time. All of the Company Options that are not Cashed-Out Company Options, if any, shall, without further action or on the part of any Person, (A) automatically cease to vest, (B) never become vested, (C) be forfeited, terminated and cancelled and of no further force or effect, without payment of any consideration therefor, and (D) no longer be deemed issued or outstanding for any purpose.

(ii)          Each Cashed-Out Company Option shall be terminated and cancelled as of the First Effective Time and the holder thereof shall have:

(1)         the right to receive, pursuant to the terms of this Agreement and as set forth in the Distribution Allocation Statement, a portion of the Closing Cash Consideration (rounded down to the nearest whole cent) and Closing Equity Consideration in accordance with the Distribution Allocation Schedule (in the portions of Closing Cash Consideration and Closing Equity Consideration set forth therein) provided, that for each Cashed-Out Company Option that is not Beneficially Owned by an Accredited Investor, in Buyer’s and the Company’s reasonable determination (provided, further, that Buyer shall make the final determination in the event that Buyer and Company reasonably disagree on whether a holder is an Accredited Investor), such holder thereof shall receive an amount of cash equal to the value of such holder’s portion of the Closing Equity Consideration (as set forth in the Distribution Allocation Schedule) in lieu of receiving such portion of the Closing Equity Consideration (such amount of cash, in the aggregate, the “Cash-Only Option Consideration” and all Closing Cash Consideration payable to holders of Cashed-Out Company Options, the “Aggregate Option Closing Cash Consideration”)); and

(2)         a contingent right to receive the applicable portion of any payments made pursuant to Section 1.13 or Article VII with respect to each Cashed-Out Company Option, determined in accordance with this Agreement and as set forth in the Distribution Allocation Schedule.

(iii)         Notwithstanding anything to the contrary contained in this Agreement, no fractional share of Buyer Common Stock shall be issued in the First Merger. Each holder of Cashed-Out Company Options who would otherwise be entitled to a fraction of a share of Buyer Common Stock (after aggregating all fractional shares of Buyer Common Stock that otherwise would be issued to such holder) will be entitled to receive the number of shares of Buyer Common Stock rounded down to the nearest whole share; provided, that the Closing Cash Consideration to be paid to such Option Holder shall be increased by an amount equal to the value of such fraction of a share of Buyer Common Stock.

(iv)          Any payments to holders of Cashed-Out Company Options pursuant to this Section 1.8, whether made in the form of cash or equity, shall be subject to withholding for all Tax amounts, if any, required to be withheld under applicable Law; provided, however, that any Tax amounts required to be withheld with respect to any equity consideration received in respect of Cashed-Out Company Options shall be withheld from any cash consideration that is payable to such holder pursuant to this Agreement.

1.9          Effect of the Mergers on First Merger Sub Securities. (a) At the First Effective Time, by virtue of the First Merger and without any action on the part of Buyer or First Merger Sub, the equity interests in First Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into and exchanged for all of the outstanding equity interests in the First-Step Surviving Corporation; and (b) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of Buyer or the First-Step Surviving Corporation (i) all of the outstanding equity interests in the First-Step Corporation shall be cancelled and (ii) each equity interest in Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one validly issued, fully paid and non-assessable equity interest in the Surviving Company, which shall constitute the only outstanding equity interests of the Surviving Company. From and after the Second Effective Time, all certificates, if any, representing the equity interests in Second Merger Sub shall be deemed for all purposes to represent the number of equity interests of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

1.10        Exchange Procedures.

(a)           Immediately prior to the execution and delivery of this Agreement, Buyer and the Stockholder Representative entered into the Payment Administration Agreement with the Payment Agent for the purpose of paying that portion of the Final Merger Consideration payable to the Stockholders in accordance with the Distribution Allocation Schedule. Prior to or substantially concurrently with the First Effective Time, Buyer shall deposit or cause to be deposited with the Payment Agent, for exchange in accordance with this Section 1.10 through the Payment Agent, an amount of cash equal to the Closing Cash Consideration (less the Aggregate Option Closing Cash Consideration) (the “Payment Fund”). Buyer shall make available to the Payment Agent, for addition to the Payment Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 1.8(a)(v). The Payment Fund shall not be used for any purpose other than to fund payments specified in Section 1.8(a) pursuant to the Distribution Allocation Schedule, except as expressly provided for in this Agreement. No investment losses resulting from investment of the funds deposited with the Payment Agent shall diminish the rights of any former holder of Company Shares to receive the Final Merger Consideration as provided herein.

(b)           Immediately following the execution and delivery of this Agreement, the Company shall prepare and mail, or cause the Payment Agent to prepare and mail, (i) a letter of transmittal substantially in the form attached hereto as Exhibit C (the “Letter of Transmittal”), an Accredited Investor questionnaire, and a joinder to Buyer’s Amended and Restated Stockholders Agreement (“SHA Joinder”), to each Stockholder and (ii) an Accredited Investor questionnaire and a SHA Joinder to each holder of Cashed-Out Company Options. At or after the Closing, (i) each Stockholder may deliver to the Payment Agent a duly executed Letter of Transmittal, and each Stockholder and holder of Cashed-Out Company Options may deliver to the Payment Agent a duly executed Accredited Investor questionnaire, and if such Stockholder or holder of Cashed-Out Company Options is an Accredited Investor, a duly executed SHA Joinder, and (ii) if so surrendered, the Payment Agent shall, as soon as reasonably practicable after the First Effective Time or, if surrendered after the First Effective Time, as soon as reasonably practicable after the date of surrender, (A) pay to such Stockholder the applicable portion of Closing Cash Consideration, in accordance with the Distribution Allocation Schedule, to which it is entitled under this Article I and (B) instruct Buyer to issue to such Stockholder the applicable portion of Closing Equity Consideration, if applicable, in accordance with the Distribution Allocation Schedule, to which it is entitled under this Article I, and Buyer shall promptly issue to such Stockholder such applicable portion of Closing Equity Consideration. In the event a Stockholder does not deliver to the Payment Agent a Letter of Transmittal, Accredited Investor questionnaire and, if applicable, a SHA Joinder, at or prior to Closing, such failure shall not alter, limit or delay the Closing or the conversion of such Company Shares, but such Stockholder shall not be entitled to receive the payments contemplated by this Article I unless and until such Stockholder delivers a duly executed Letter of Transmittal, duly executed Accredited Investor questionnaire, and, if applicable, duly executed SHA Joinder, to the Payment Agent. After the First Effective Time, the Payment Agent shall act as agent for payment of the applicable portion of the consideration specified in Section 1.8(a) pursuant to the Distribution Allocation Schedule upon delivery by such Stockholder of a Letter of Transmittal, Accredited Investor questionnaire and, if applicable, a SHA Joinder, if not so delivered prior to the Closing Date. No interest or dividends will be paid or accrued on the consideration payable upon the delivery of any delivery by such Stockholder of a Letter of Transmittal, Accredited Investor questionnaire or, if applicable, a SHA Joinder. Until surrendered in accordance with the provisions of this Section 1.10(b), each book-entry Company Share (other than those representing Dissenting Shares or Treasury Shares) shall represent, for all purposes, only the right to receive an amount equal to the portion of the Final Merger Consideration payable in respect thereof pursuant to Section 1.8(a) in respect of such Company Shares, without any interest or dividends thereon.

(c)                Neither Buyer nor the Surviving Company shall be liable to a holder of Company Shares or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law; provided, that Buyer or the Surviving Company, as applicable, shall work in good faith to deliver such cash to the applicable Stockholder before delivering any such cash to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Shares shall not have been surrendered or transferred by the sixth (6th) anniversary of the Closing Date (or immediately prior to such earlier date on which any Final Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to such Company Shares would otherwise escheat to or become the property of any Governmental Authority), any such shares, cash, dividends or distributions shall, to the extent permitted by applicable Law, become the property of the Surviving Company (and the Payment Agent shall remit any such shares, cash, dividends or distributions to the Surviving Company), free and clear of all claims or interests of any Person previously entitled thereto.

1.11        No Further Ownership Rights in the Company Shares. The portion of the Final Merger Consideration paid in respect of the surrender for exchange of Company Shares in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Shares, and, upon the First Effective Time, there shall be no further registration of transfers on the records of the First-Step Surviving Corporation of Company Shares which were outstanding immediately prior to the First Effective Time.

1.12        Appraisal Rights.

(a)           Notwithstanding any other provision of this Agreement to the contrary, any Company Share (other than any Treasury Share) that is outstanding immediately prior to the First Effective Time and that is held by a Stockholder who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded appraisal for such Company Share in accordance with Section 262 of the DGCL (such Company Share, each a “Dissenting Share” and collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Final Merger Consideration payable pursuant to the terms of this Agreement. Such Stockholder shall instead be entitled to receive payment of the appraised value of each Dissenting Share owned by such Stockholder in accordance with the provisions of Section 262 of the DGCL, except that any Dissenting Share held by a Stockholder that shall have failed to perfect, or shall have effectively withdrawn or otherwise lost his, her or its rights to appraisal of such Dissenting Share under Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the First Effective Time, for the right to receive, without any interest thereon, the applicable portion of the consideration specified in Section 1.8 this Agreement, subject in all respects to the terms and conditions hereof. At the First Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect to such shares, except for the rights provided in Section 262 of the DGCL.

(b)           The Company shall provide Buyer with (i) prompt notice of any written demands for appraisal or purchase of any Company Shares, withdrawal of such demands and any other instruments or correspondence served pursuant to Section 262 of the DGCL and received by the Company prior to the Closing which relate to any such demand for appraisal or purchase and (ii) the opportunity to participate in and direct all negotiations, proceedings and correspondence with respect to such demands for appraisal or purchase under Section 262 of the DGCL. Prior to the Closing, the Company (A) shall not make any voluntary payment with respect to any demands for appraisal or purchase of Company Shares, or any offer to settle any such demand, (B) shall not settle any such demands and (C) shall not make any offer to buy, or accept any offer to sell, any Company Shares, in each case, without the express written consent of Buyer, to be granted or withheld in its sole and absolute discretion.

1.13        Adjustments to Merger Consideration.

(a)           Determination of Closing Adjustment. At least three (3) days prior to the date of this Agreement, the Company delivered to Buyer a statement (the “Preliminary Closing Statement”) which sets forth a good faith estimate of the following: (i) the aggregate amount of all Cash of the Company as of immediately prior to the Closing (“Estimated Cash”), (ii) the aggregate amount of all Indebtedness of the Company as of immediately prior to the Closing (including any per diem interest accruals, prepayment fees, breakage costs, and other Indebtedness amounts to be accrued or paid prior to or concurrently with the Closing) (“Estimated Indebtedness”), (iii) all Sellers’ Transaction Expenses (“Estimated Sellers’ Transaction Expenses”), and (iv) the Working Capital as of immediately prior to the Closing (the “Estimated Working Capital”), in each case as set forth on a schedule in reasonable detail, along with reasonable supporting documentation (and, in the case of Estimated Sellers’ Transaction Expenses, together with wire instructions and invoices for each payee), and the resulting calculation of the Closing Cash Consideration (the “Estimated Closing Cash Consideration”) and the Distribution Allocation Schedule reflecting such calculation. The Preliminary Closing Statement shall be prepared by the Company in accordance with the Accounting Methodology.

(b)           Determination of Post-Closing Adjustment. As soon as reasonably practicable after the Closing Date, but not later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to the Stockholder Representative a statement (the “Post-Closing Financial Statement”) which sets forth a good faith calculation of the (i) actual Cash of the Company as of immediately prior to the Closing (“Actual Cash”), (ii)  actual Indebtedness of the Company as of immediately prior to the Closing (including any per diem interest accruals, prepayment fees, breakage costs and other Indebtedness amounts accrued or paid prior to or concurrently with the Closing) (“Actual Indebtedness”), (iii) actual Sellers’ Transaction Expenses (“Actual Sellers’ Transaction Expenses”) and (iv) actual Working Capital as of immediately prior to the Closing (“Actual Working Capital”), in each case as set forth on a schedule in reasonable detail, along with reasonable supporting documentation, and the resulting calculation of the Closing Cash Consideration and an updated version of the Distribution Allocation Schedule reflecting such calculation. The Post-Closing Financial Statement shall be prepared by Buyer in accordance with the Accounting Methodology. The Stockholder Representative shall reasonably cooperate with Buyer in its preparation of the Post-Closing Financial Statement. In the event Buyer does not deliver the Post-Closing Financial Statement to the Stockholder Representative within sixty (60) days after the Closing Date (or such later date as Buyer and the Stockholder Representative mutually agree in writing), the Estimated Cash, Estimated Indebtedness, Estimated Sellers’ Transaction Expenses, Estimated Working Capital, and calculation of the Closing Cash Consideration based on such amounts, as set forth in the Preliminary Closing Statement shall be the “Final Cash”, “Final Indebtedness”, “Final Sellers’ Transaction Expenses”, “Final Working Capital”, respectively, which, in each case, shall be deemed to be final and binding on the Parties.

(c)           Disputed Final Adjustment.

(i)            Within forty-five (45) days after delivery of the Post-Closing Financial Statement, the Stockholder Representative may deliver written notice (a “Protest Notice”) to Buyer of any objections that the Stockholder Representative may have with respect to the accuracy of any individual items in the Post-Closing Financial Statement, setting forth in reasonable detail the basis of such objection(s) together with the amount(s) in dispute. Any amount not disputed in a Protest Notice shall be final, conclusive and binding on the Parties. During such period, upon reasonable request of the Stockholder Representative, Buyer shall reasonably cooperate with the Stockholder Representative in its review of the calculations set forth in the Post-Closing Financial Statement, including by using commercially reasonable efforts to provide to the Stockholder Representative and its representatives reasonable access to all books, records and accountants’ working papers (after the Stockholder Representative has signed and delivered customary agreements required by such accountants) of the Company directly relevant to evaluating the calculations set forth in the Post-Closing Financial Statement, subject to applicable legal privileges and confidentiality obligations.

(ii)           If the Stockholder Representative does not timely deliver a Protest Notice within such forty-five (45) day period, then the calculation of Actual Cash determined pursuant to Section 1.13(b) shall be the “Final Cash”, the calculation of the Actual Indebtedness determined pursuant to Section 1.13(b) shall be the “Final Indebtedness”, the calculation of the Actual Sellers’ Transaction Expenses determined pursuant to Section 1.13(b) shall be the “Final Sellers’ Transaction Expenses”, and the calculation of Actual Working Capital determined pursuant to Section 1.13(b) shall be the “Final Working Capital”, which, in each case, shall deemed to be final and conclusive and binding on the Parties.

(iii)          Upon receipt of a Protest Notice, Buyer and the Stockholder Representative shall attempt in good faith to resolve any items in dispute in the Post-Closing Financial Statement. If Buyer and the Stockholder Representative resolve their differences over the disputed items in accordance with the foregoing procedure, Final Cash, Final Indebtedness, and Final Sellers’ Transaction Expenses (if any) and Final Working Capital shall be the amounts agreed upon by them. If Buyer and the Stockholder Representative are unable to resolve any disagreement with respect to the Post-Closing Financial Statement within thirty (30) days following Buyer’s receipt of the Protest Notice, then Buyer and the Stockholder Representative shall forthwith jointly request and submit such dispute(s) to the dispute resolution group of Alvarez & Marsal (the “Accountant”) for resolution in accordance with this Agreement.

(iv)          The Stockholder Representative and Buyer shall use their respective commercially reasonable efforts to cause the Accountant to resolve all items submitted to the Accountant as soon as practicable, and in any event within thirty (30) days from the date of referral (and only with respect to any unresolved disputed items set forth in the Protest Notice), and the final calculation of Actual Cash, Actual Indebtedness, Actual Sellers’ Transaction Expenses (if any) and Actual Working Capital shall be based solely on the resolution of such disputed items. The Accountant’s determination shall be based solely on this Agreement (including, as applicable, the Accounting Methodology) and written submissions by Buyer and the Stockholder Representative and not by independent review, and which shall only be as to those issues in dispute (it being understood that in making such determination, the Accountant shall be functioning as an expert and not as an arbitrator). The determination of the Accountant shall be between the determinations prepared by the Stockholder Representative in the Protest Notice and Buyer in the Post-Closing Financial Statement. Except as expressly set forth in this Agreement, neither Buyer nor the Stockholder Representative may have ex parte conversations or meetings with the Accountant in connection with the subject matter herein without the prior consent of the other (which consent shall not be unreasonably withheld or delayed). During such thirty (30) day period Buyer and the Stockholder Representative shall make available to the Accountant all relevant financial books and records of the Company and other items reasonably requested by the Accountant, subject to applicable legal privileges and confidentiality obligations. Neither Buyer nor the Stockholder Representative will disclose to the Accountant, and the Accountant will not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of Buyer and the Stockholder Representative, unless otherwise agreed by Buyer and the Stockholder Representative. The Accountant’s final determination of Actual Cash shall be deemed the “Final Cash,” the Accountant’s final determination of Actual Indebtedness shall be deemed the “Final Indebtedness”, the Accountant’s final determination of Actual Sellers’ Transaction Expenses shall be deemed the “Final Sellers’ Transaction Expenses”, and the Accountant’s final determination of Actual Working Capital shall be deemed the “Final Working Capital”, absent manifest error or fraud. The Party (either Buyer or the Stockholder Representative (on behalf of the Company Holders)) whose determination of the Closing Cash Consideration was furthest from the final determination of the Closing Cash Consideration shall bear the fees and expenses of the Accountant plus any out-of-pocket expenses (including attorneys’ fees and accountants’ fees) of the Party whose determination of the Closing Cash Consideration was closest to the final determination by the Accountants. If the determination by the Accountant is equidistant between the determination of the Parties, the fees of the Accountants shall be borne equally by Buyer and the Stockholder Representative (on behalf of the Company Holders) and each of Buyer and the Stockholder Representative (on behalf of the Company Holders) shall bear their own out-of-pocket cost and expenses.

(d)           Adjustment Payments.

(i)            Following the determination of Final Cash, Final Indebtedness, Final Sellers’ Transaction Expenses (if any) and Final Working Capital, the Closing Cash Consideration shall be recalculated substituting the Final Working Capital for the Estimated Working Capital in Section 1.13(a), the Final Cash for the Estimated Cash in Section 1.13(a), the Final Indebtedness for the Estimated Indebtedness in Section 1.13(a) and the Final Sellers’ Transaction Expenses for the Estimated Sellers’ Transaction Expenses in Section 1.13(a) (the “Adjusted Closing Cash Consideration”) and if (after taking into account any Upward Closing Working Capital Adjustment or Downward Closing Working Capital Adjustment at the Closing) (A) the Adjusted Closing Cash Consideration is greater than the Closing Cash Consideration on the Closing Date (the amount of such difference, the “Shortfall Adjustment Amount”), then (x) Buyer and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent directing the Escrow Agent to release the portion of the Adjustment Escrow Amount then-remaining in the Adjustment Escrow Account to the Payment Agent (for further distribution to the Company Holders in accordance with each such Company Holder’s Pro Rata Amount) and (y) Buyer shall pay to the Payment Agent (for further distribution to the Company Holders in accordance with each such Company Holder’s Pro Rata Amount) the Shortfall Adjustment Amount; provided, that if the Shortfall Adjustment Amount is greater than the Adjustment Escrow Amount, then Buyer shall not have any obligation to pay the amount of any such difference to the Payment Agent (for further distribution to the Company Holders in accordance with each such Company Holder’s Pro Rata Amount), and (B) the Closing Cash Consideration on the Closing Date is greater than the Adjusted Closing Cash Consideration (the amount of such difference, the “Excess Adjustment Amount”), then Buyer and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent directing the Escrow Agent to pay the Excess Adjustment Amount to Buyer from the Adjustment Escrow Account; provided, that (x) if the Excess Adjustment Amount is greater than the Adjustment Escrow Amount, then the Company Holders shall not have any obligation to pay the amount of any such difference to Buyer and (y) if the Excess Adjustment Amount is less than the Adjustment Escrow Amount, Buyer and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent directing the Escrow Agent to release such difference to the Payment Agent (for further distribution to the Company Holders in accordance with each such Company Holder’s Pro Rata Amount). As soon as reasonably practicable following the determination of any amounts pursuant to clause (A) or (B) of the preceding sentence in accordance with the terms hereof, Buyer and the Stockholder Representative shall deliver a joint instruction to the Escrow Agent directing the Escrow Agent to release to the Payment Agent (for further distribution to the Company Holders in accordance with each such Company Holder’s Pro Rata Amount) or Buyer, as applicable, the applicable portion of the Adjustment Escrow Amount due to such party from the Adjustment Escrow Account.

(ii)           All payments pursuant to this Section 1.13(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Payment Agent or Buyer, as applicable, and shall be made on or prior to the fifth (5th) Business Day following the later of: (A) the sixty (60)-day period following Buyer’s delivery of the calculation of the Actual Cash, Final Indebtedness, Final Sellers’ Transaction Expenses (if any) and Actual Working Capital, pursuant to Section 1.13(b) if the Stockholder Representative does not timely dispute any of such amounts pursuant to Section 1.13(c); (B) the date of the Stockholder Representative’s and Buyer’s mutual written determination of Final Cash, Final Indebtedness, Final Sellers’ Transaction Expenses (if any) and Final Working Capital, in the event the Stockholder Representative timely disputes either of such amounts pursuant to Section 1.13(c)(i) and the Stockholder Representative’s and Buyer’s differences are resolved without the engagement of the Accountant pursuant to Section 1.13(c)(iii); and (C) the date of the Accountant’s determination of Final Cash, Final Indebtedness, Final Sellers’ Transaction Expenses (if any) and/or Final Working Capital pursuant to Section 1.13(c)(iv) in the event the Stockholder Representative timely disputes either of such amounts pursuant to Section 1.13(c)(i) and the Stockholder Representative and Buyer are unable to resolve their differences pursuant to Section 1.13(c)(iii).

(e)           The Parties agree that, upon payment of the amounts provided in Section 1.13(d), none of the Parties may make or assert any claim for any Loss in respect of any financial line item to the extent addressed in accordance with this Section 1.13.

(f)            Any payments made pursuant to this Section 1.13 shall be treated for U.S. federal income Tax purposes as an adjustment to the Final Merger Consideration, unless otherwise required by applicable Law.

1.14        Withholding. Notwithstanding anything to the contrary set forth herein, Buyer, the Payment Agent, the Company (including, after the First Effective Time and Second Effective Time, the First-Step Surviving Corporation and the Surviving Company, respectively) and any other withholding agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount payable pursuant to this Agreement only such amounts as are required to be deducted and withheld under applicable Tax Law. Amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made to the extent such amounts have been promptly remitted to the appropriate Governmental Authority.

1.15        Post-Closing Payment Cooperation. In connection with any payment to be made following the Closing, the Stockholder Representative shall cooperate with any reasonable request from Buyer and to the extent within the Stockholder Representative’s possession or control, provide Buyer with such information as Buyer shall reasonably request.

Article II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Buyer to enter into this Agreement, except as set forth in the schedule delivered by the Company to Buyer, First Merger Sub and Second Merger Sub concurrently with the execution of this Agreement setting forth specific exceptions to the Company’s representations and warranties set forth herein (the “Company Disclosure Schedule”), the Company represents and warrants to Buyer, First Merger Sub and Second Merger Sub as follows:

2.1          Organization and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each of the jurisdictions in which the Laws of such jurisdiction, the ownership, operation or leasing of its properties or assets, or the conduct of its business require it to be so qualified, except for any deficiencies that, individually or in the aggregate, are not adverse in any material respect to the Company. Section 2.1 of the Company Disclosure Schedule sets forth a true, correct and complete list of all foreign jurisdictions in which the Company is qualified or licensed.

2.2          Organizational Documents. The Company has made available to Buyer true, correct and complete copies of all of the Company’s Organizational Documents. The Company is not in violation of any of its Organizational Documents.

2.3          Capitalization.

(a)           The authorized equity securities of the Company (collectively, the “Company Shares”) consist of (i) 296,986,905 shares of Common Stock (the “Common Shares”), of which 129,978,589 Common Shares are issued and outstanding, (ii) 6,509,637 shares of Class A Common Stock (“Class A Common Shares”), of which 0 Class A Common Shares are issued and outstanding, (iii) 20,616,548 shares of Series A Preferred Stock (the “Series A Preferred Shares”), of which 20,616,548 Series A Preferred Shares are issued and outstanding, (iv) 40,893,799 shares of Series A-2 Preferred Stock (the “Series A-2 Preferred Shares”), of which 40,893,799 Series A-2 Preferred Shares are issued and outstanding, (v) 31,532,360 shares of Series A-3 Preferred Stock (the “Series A-3 Preferred Shares”), of which 31,532,360 Series A-3 Preferred Shares are issued and outstanding, (vi) 13,888,889 shares of Series Seed Preferred Stock (the “Series Seed Preferred Shares”), of which 13,888,889 Series Seed Preferred Shares are issued and outstanding, and, together with the Series A Preferred Shares, the Series A-2 Preferred Shares, the Series A-3 Preferred Shares, and the Series Seed Preferred Shares, collectively, the “Preferred Shares”). Except as set forth on Section 2.3(a) of the Company Disclosure Schedule, other than the Company Shares and the Company Options issued under the Company Option Plan, the Company does not have any equity securities authorized, designated, issued or outstanding. The issued and outstanding Company Shares are held beneficially and of record by the Persons and in the amounts set forth in Section 2.3(a) of the Company Disclosure Schedule (which lists whether each Stockholder is a current employee, former employee or advisor of the Company) and with respect to the Preferred Shares, Section 2.3(a) of the Company Disclosure Schedule sets forth the applicable conversion rate on the date hereof. All of the issued and outstanding Company Shares are validly issued, fully paid and nonassessable and have been issued in compliance with all applicable Laws (including any Laws concerning the issuance of securities), the Certificate of Incorporation, Company Bylaws and any other Organizational Documents of the Company. The rights, privileges and preferences of the Company Shares at the Closing (including the terms and conditions upon which the Preferred Shares are convertible into Common Stock) shall be as stated in the Certificate of Incorporation, Company Bylaws and any other Organizational Documents of the Company and as provided by the DGCL, and are not contained in any other Contract. The Distribution Allocation Schedule (and all calculations set forth therein) complies in all respects with the terms of the Certificate of Incorporation, the Company Bylaws and any other Organizational Documents of the Company.

(b)           The Company has duly reserved (i) sufficient Common Shares for issuance upon conversion of the Series A Preferred Shares, (ii) sufficient Common Shares for issuance upon conversion of the Series A-2 Preferred Shares, (iii) sufficient Common Shares for issuance upon conversion of the Series A-3 Preferred Shares, and (iv) sufficient Common Shares for issuance upon conversion of the Series Seed Preferred Share. None of such reserved shares have been issued as of the Closing Date.

(c)           None of the outstanding equity securities of the Company are subject to, nor were they issued in violation of, any federal or state securities Law, purchase, profits interest, option, call option, warrant, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right.

(d)           Section 2.3(d) of the Company Disclosure Schedule identifies each warrant to purchase Company Shares issued and outstanding as of the Closing Date, setting forth the name of the warrant holder, the aggregate amount and type of shares of capital stock issuable upon exercise of such warrant, the expiration date of the warrant and the exercise price in respect thereof. Except as set forth in Section 2.3(d) and (e) of the Company Disclosure Schedule: (i) there are no outstanding Other Convertible Securities or other securities, options, warrants, profits interests, calls, rights, convertible or exchangeable securities or obligations of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell any equity securities, debt securities or securities convertible into or exchangeable for equity securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, profits interest, call, right or obligation, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire, directly or indirectly, any securities (or options or warrants to acquire any such securities) of the Company, (iii) the Company is not a party to or bound by any Contract granting any equity, warrant, option, equity appreciation, phantom equity, profit participation or similar right or any participation right in the revenue or profits of the Company and (iv) there are no Contracts with respect to the (A) voting of any Company Shares (including any proxy or director nomination rights) or (B) transfer of, or transfer restrictions on, any Company Shares. There are no declared or accrued but unpaid dividends with respect to the Company Shares.

(e)           Except for the Company Option Plan, a copy of which has been made available to Buyer prior to the date hereof, or as set forth on Section 2.3(e)(i) of the Company Disclosure Schedule, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person under which any rights to a stock option or other equity is currently outstanding. The Company Option Plan has been duly authorized, approved and adopted by the Company Board and the Stockholders and is in full force and effect. The Company has reserved for issuance up to 56,880,717 Common Shares under the Company Option Plan of which options to purchase 33,633,948 Common Shares have been granted and are outstanding as of the date hereof. Section 2.3(e)(ii) of the Company Disclosure Schedule set forth, for each outstanding Company Option (i) the name of the holder thereof (ii) the date of grant or issuance of such option and the number of Common Shares subject to such option upon such date, (iii) the exercise price per Company Share subject to such option, (iv) the vesting schedule for such option, including the extent vested through the date of this Agreement and whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the transactions contemplated by this Agreement, and (v) whether such Company Option is or is not an incentive stock option as defined in Section 422 of the Code. Other than as set forth in Section 2.3(e) of the Company Disclosure Schedule, the Company has not granted or issued any equity securities or other rights to any Person under the Company Option Plan or any other equity incentive plan or agreement. The treatment of Company Options as contemplated by Section 1.8(b) of this Agreement is permissible under and complies with the terms of the Company Option Plan, the applicable stock option award agreements and applicable Laws.

(f)            With respect to each Company Option set forth (or required to be set forth) in Section 2.3(e) of the Company Disclosure Schedule, (i) each such Company Option was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Option Plan and has an exercise price that is equal or greater than the fair market value of the underlying shares of stock on the applicable date on which the grant of such Company Option was by its terms effective (the “Grant Date”), and (ii) other than as set forth in Section 2.3(f)(i) of the Company Disclosure Schedule, no modifications have been made to any such Company Option following the Grant Date. Section 2.3(f)(ii) of the Company Disclosure Schedule sets forth each employee or other Person with an offer letter or other contract or arrangement that contemplates a grant of, or right to purchase or receive (A) options or other equity awards with respect to the equity of the Company or (B) other securities of the Company, that in each case, have not been issued or granted, together with the number or value of such options, other equity awards or other equity securities and any promised terms thereof.

(g)           Except as set forth on Section 2.3(g) of the Company Disclosure Schedule, the Company has no Indebtedness.

(h)           The allocation of the amounts payable in connection with the Mergers and the other transactions contemplated by this Agreement and the other Transaction Documents set forth in the Distribution Allocation Schedule is true, correct and complete and is in compliance with the terms of the Company’s Organizational Documents, the Company Option Plan, any applicable Contract or stock option agreement and applicable Law. Except as set forth in the Distribution Allocation Schedule, no Person has any right to receive any portion of the Closing Cash Consideration or the Closing Equity Consideration (as the same may be adjusted).

(i)            The Company does not have any Subsidiaries.

2.4          Authority; Enforceability. The Company has the requisite corporate power and authority to execute and deliver each Transaction Document to which it is a party and each instrument required to be executed and delivered by it at the Closing thereunder and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by the Company of each Transaction Document and each instrument required to be executed and delivered by it at the Closing thereunder, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby have been duly and validly authorized by all corporate or similar action, and no other corporate or similar proceedings on the part of the Company are necessary to authorize, any Transaction Document to which it is a party or any instrument required to be executed and delivered by it at the Closing or the consummation of transactions contemplated thereby. The affirmative vote of the Requisite Stockholders, in favor of the approval of the transactions contemplated hereby (including the Mergers) (the “Company Stockholder Approval”) are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated hereby (including the Mergers) and the Company Stockholder Approval has been obtained through the execution and delivery of the Written Consent. The execution and delivery of each Transaction Document to which the Company is a party and each instrument required to be executed and delivered by it at the Closing has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

2.5          No Conflict; Required Filings and Consents.

(a)           Except as set forth on Section 2.5(a) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and each of the other Transaction Documents to which the Company is party or any instrument required by this Agreement to be executed and delivered by the Company immediately prior to or at the Closing hereunder or thereunder do not, and the performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by the Company immediately prior to or at the Closing shall and each of the other Transaction Documents to which it is a party do not, with or without the passage of time, the giving of notice or both, (i) conflict with, require a consent or notice under or violate the Organizational Documents of the Company, (ii) conflict with, require a consent or notice under or violate any Law or Order applicable to the Company or by which any of its properties, rights or assets is bound or affected, or (iii) result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair the Company’s rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties, rights or assets of the Company pursuant to, any Material Contract to which the Company is a party or by which the Company or its properties, rights or assets is bound, except, with respect to clauses (ii) and (iii) as would not be or reasonably be expected to be adverse in any material respect to the Company.

(b)           Except as set forth on Section 2.5(b) of the Company Disclosure Schedule, no Governmental Approval of, or Filing to, any Governmental Authority or other Person is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except as would not materially delay, impair or prevent the Company’s ability to consummate the transactions contemplated by this Agreement.

2.6          Material Contracts.

(a)           Section 2.6(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all Contracts (or group of related Contracts), excluding any Employee Plan, in effect on the date hereof to which the Company is a party or is otherwise bound (collectively, the “Material Contracts”), consisting of:

(i)            Contracts for the employment or services of any officer, employee or other individual on a full-time, part-time or consulting basis which: (A) provide for annual base salary payments by the Company in excess of $100,000; (B) provide for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated by the Transaction Documents, (C) restrict the Company’s ability to terminate the employment or services of any employee or independent contractor of the Company at any time for any lawful reason or for no reason without penalty, or (D) provide for severance or similar termination payments, retention or change in control payments, or for the acceleration of vesting or grant of any incentive equity or similar compensation;

(ii)           Contracts involving (A) revenues or receipts in excess of $75,000 or (B) expenditures or payables in excess of $75,000, in each case, for the year ended December 31, 2020;

(iii)          Contracts relating to the direct or indirect creation, incurrence, assumption or guaranty of Indebtedness for borrowed money by the Company;

(iv)          Contracts (A) limiting the freedom of the Company to (1) operate its business or compete with any Person or engage in any activity, market or line of business or in any geographic area or the internet, or (2) hire, solicit or make an offer of employment to any Person (except for such restrictions contained in non-disclosure agreements or as are not binding on Affiliates of the Company), (B) including a “right of first offer”, “right of first refusal” or other similar requirement in favor of any Person (other than the Company), or (C) requiring the Company to purchase a minimum amount, or applicable percentage, of products or services;

(v)           Contracts involving, establishing or governing a joint venture, partnership, limited liability company, or similar arrangement relating to any revenue or profit sharing, joint development, joint ownership or operation, strategic alliance or similar arrangement, including with any employee, independent contractor or third party;

(vi)          Contracts relating to an acquisition, divestiture, business combination, merger or similar transaction, including any Contracts pursuant to which the Company has an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, any earn-out or other contingent payment;

(vii)         leases, subleases, licenses, sublicenses or other Contracts representing an interest in or in respect of (A) any real property or (B) any other tangible rights, assets or properties;

(viii)        leases, subleases, licenses, sublicenses or other Contracts pursuant to which the Company (A) has been granted a license, covenant not-to-sue, co-existence agreement, settlement agreement or other right, title or interest with respect to any Third Party Intellectual Property, other than Off-the-Shelf IP and Open Source Materials, and other than nonexclusive licenses incidental to services (other than software-as-a-service) provided by service providers in the ordinary course of business, or (B) has granted a license, covenant not-to-sue, co-existence agreement, settlement agreement or other right, title or interest with respect to any Company Intellectual Property to any third Person, other than nonexclusive licenses granted by the Company to its customers or service providers in the ordinary course of business (collectively, and including licenses to Off-the-Shelf IP and Open Source Materials, the “IP Licenses”);

(ix)          Contracts that require expenditures by the Company in excess of $75,000 per annum;

(x)           Contracts under which the Company anticipates future payments to the Company in excess of $75,000 per annum;

(xi)          Contracts pursuant to which the Company has agreed to settle or compromise any pending or threatened Proceeding or under which there remains any contingent Liability;

(xii)         collective bargaining agreements, labor Contracts or other Contracts with any Labor Union, any employee organization, or any other employee representative body;

(xiii)        Contracts (A) relating to the future disposition or acquisition of a material business or substantial amount of assets by the Company, or any merger or business combination with respect to the Company, or any completed material business or substantial asset acquisition or disposition by the Company or (B) containing an earn-out, deferred purchase price or other contingent payment obligation under which the Company may have Liability after the date hereof;

(xiv)        Contracts granting any Person a right to “most favored nation” or any other similar preferred pricing terms;

(xv)         Contracts with a Material Customer or a Material Vendor;

(xvi)        any sales channel, referral, agency, dealer, distributor, sales representative, marketing or other similar Contracts involving payment by the Company in excess of $100,000 annually;

(xvii)       Contracts with any Governmental Authority;

(xviii)      Contracts for capital expenditures or the acquisition of fixed assets in excess of $100,000;

(xix)         Contracts by which the Company advanced or loaned an amount to any Person, other than immaterial advances to employees for business-related expenses in the ordinary course of business or loans that are no longer outstanding;

(xx)          Contracts between the Company and any current or former stockholder, officer or director of the Company, or any Affiliate of such Persons, including any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such Person;

(xxi)         Contracts relating to the disposition of a material portion of the Company’s assets (other than for the sale of products or services to customers in the ordinary course of business); and

(xxii)        Contracts to enter into any of the foregoing Contracts.

(b)           True, correct and complete copies of all Material Contracts have been made available to Buyer by the Company. Each Material Contract is in full force and effect, is a valid, legal and binding obligation of the Company and each other party thereto, and is enforceable in accordance with its terms against the Company and each other party thereto, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). Neither the Company nor, to the Knowledge of the Company, any other party to any Material Contract, is in default, breach or violation of any Material Contract, nor, to the Knowledge of the Company, has any event occurred that with the lapse of time, or the giving of notice, or both, would constitute a material default, breach or violation under any Material Contract. The Company has not given to, or received from, any other party to any Material Contract, any written (or, to the Knowledge of the Company, oral) notice regarding any default, breach or violation under any Material Contract. No party to any Material Contract has exercised, or to the Knowledge of the Company, plans to exercise, any termination rights with respect thereto, and to the Knowledge of the Company there are no disputes with respect to any Material Contract between or among the parties thereto.

2.7          Compliance with Laws.

(a)           The Company is, and has at all times during the past three (3) years been, in all material respects, in compliance with all applicable Laws. The Company has not (i) received any written (or, to the Knowledge of the Company, oral) notice alleging any non-compliance with any Law, or (ii) to the Knowledge of the Company, been investigated, or formally reviewed, by any Governmental Authority with regard to any Law, nor is any such investigation or formal review pending or threatened to the Knowledge of the Company. To the Knowledge of the Company, there are no facts or circumstances which would reasonably be expected to form the basis for any such material violation. The Company (A) does not have Knowledge of the issuance of, or facts that would reasonably be likely to result in the issuance of, any notice of, or been made the subject of any claims, charges, or investigations alleging the failure of the Company to comply with any applicable Laws, and (B) has complied with all Orders applicable to the Company or to any of the Company’s operations, assets or properties. To the Company’s Knowledge, no event has occurred and no circumstances exist which, with or without the delivery of notice, passage of time or both, would constitute or reasonably be likely to result in a violation by the Company of, or failure on the part of the Company to comply with, in any material respect, any Laws or Orders that are applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

(b)           Section 2.7(b) of the Company Disclosure Schedule contains a true, correct and complete list of all material Permits owned or held by the Company that are material to the business of the Company as it is currently conducted (the “Company Permits”). The Company Permits are valid and in full force and effect. The Company complies in all material respects with the Company Permits. No Governmental Authority has given written (or, to the Knowledge of the Company, oral) notice to the Company that it intends to commence a Proceeding to revoke, cancel, terminate, suspend, restrict or modify any Company Permit, or given notice to the Company that it intends not to renew any Company Permit.

2.8          Financial Statements.

(a)           Section 2.8(a) of the Company Disclosure Schedule sets forth true, correct and complete copies of the audited balance sheets of the Company as of December 31, 2020 (the “Balance Sheet Date”) and as of December 31, 2019, and the related statements of operations, statements of changes in stockholders’ equity and statements of cash flows for the fiscal years ended December 31, 2020 and 2019 ended (the “Financial Statements”). The Financial Statements were prepared from and in accordance with the books and records of the Company and are true, correct and complete and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with the Accounting Methodology.

(b)           Except as set forth on Section 2.8(b) of the Company Disclosure Schedule, the Company has no material Liabilities, except for Liabilities (i) reflected or reserved for on the face of the Financial Statements, (ii) that have arisen since the Balance Sheet Date in the ordinary course of the operation of business of the Company (consistent with past practice) and that do not arise from any material breach by the Company of Contract or material violation by the Company of Law, (iii) relating to future performance under any Contract or Employee Plan made available to Buyer to the extent identifiable by reference to the text of such Contract or Employee Plan, or (iv) incurred directly pursuant to the transactions contemplated by this Agreement or the other Transaction Documents.

(c)           The Company maintains a standard system of accounting established and administered in accordance with the Accounting Methodology (subject to the absence of footnotes and normal year-end adjustments, none of which would be, individually or in the aggregate, material to the Company). The Company maintains a system of internal accounting controls reasonably designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Methodology and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

2.9          Absence of Certain Changes or Events. Since the Balance Sheet Date the Company has conducted its business in the ordinary course of business (consistent with past practice) and there has not been any:

(a)           Event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect;

(b)           material change in its methods of accounting or accounting practices (including with respect to revenue recognition), except in so far as was required by a change in GAAP;

(c)           amendment or modification to the Organizational Documents;

(d)           payment of any material bonuses or severance, or material increases in salaries or other compensation or benefits, by the Company to any of its directors, officers, current or former employees or current or former independent contractors, other than increases, bonus payments or commission payments made in the ordinary course of business;

(e)           sale, acquisition, assignment, transfer, conveyance or abandonment of any Company Intellectual Property owned by the Company or any other asset or properties of the Company (other than inventory, product or obsolete assets, the grant of non-exclusive licenses of Company Intellectual Property to customers in the ordinary course of business (consistent with past practice) and sale of products to customers in the ordinary course of business (consistent with past practice));

(f)            damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance;

(g)           incurrence, creation, guarantee or assumption of any Indebtedness;

(h)           dividend, distribution, sale, redemption, repurchase, recapitalization, reclassification, issuance, split, combination, subdivision or other similar transaction involving the Company Shares or securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, the Company Shares;

(i)            amendment or termination of any existing Employee Plan (other than an amendment required by Law), or adoption of any new Employee Plan, other than in the ordinary course of business;

(j)            capital expenditures or commitments therefor, other than in the ordinary course of business (consistent with past practice);

(k)           adoption of a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or merger or consolidation with any other Person or other acquisition of any business or substantial assets of any Person;

(l)            failure to pay in a timely manner any Taxes as they became due and payable;

(m)          theft, damage, destruction or casualty loss, or Claim therefor, in excess of $100,000 in the aggregate to any of the Company’s assets, whether or not covered by insurance;

(n)           making of, alteration of, modification of, change of, termination of or revocation of any election relating to Taxes, any annual accounting period or any method of accounting for Tax purposes, agreement to any audit assessment by any Tax authority, entry into any closing agreement, settlement of any Tax claim or assessment, surrendering of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or filing of any amended Tax Return, which, in each case, would materially affect the Tax position of the Company or materially decrease any Tax attribute of the Company after Closing; and

(o)           authorization or commitment to do any of the foregoing.

2.10        Absence of Litigation, Claims and Orders. Except as set forth on Section 2.10 of the Company Disclosure Schedule, there are no (a) Claims or Proceedings pending or, to the Knowledge of the Company, that have been threatened against the Company, the Company’s properties, rights or assets or any officer, director or employee of the Company (in his or her capacity as such), (b) Orders outstanding to which the Company or any of the Company’s properties, rights or assets is or are subject or (c) Claims or Proceedings pending, brought or threatened in writing by the Company against any Person. There are no Claims or Proceedings as of the date hereof pending or, to the Knowledge of the Company, threatened on behalf of or against the Company, that challenge (i) the validity of this Agreement or any other Transaction Document to which the Company is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which the Company is a party or in connection with the transactions contemplated hereby and thereby.

2.11        Employee Benefit Plans.

(a)           Section 2.11(a) of the Company Disclosure Schedule sets forth a true, correct, and complete list of each material Employee Plan; provided, however, that the requirement to disclose any employment agreement under Section 2.11(a) of the Company Disclosure Schedule shall be limited to any employment agreement the terms of which deviate in any material respect from the form employment agreements, as applicable, made available to Buyer. “Employee Plan” means each (i) “employee benefit plan” (as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), (ii) stock option, equity compensation or other equity-based plan or arrangement, and (iii) employment, consulting, offer letter, bonus, compensation, deferred compensation, retirement, severance, termination, retention, change in control, vacation, disability, death benefit, hospitalization, medical, welfare-benefit, reimbursement, profit-sharing, incentive or fringe-benefit or similar agreement, practice, policy, plan, program or arrangement (whether or not reduced to writing), in each case, that the Company sponsors, administers, maintains, or to which the Company contributes or is obligated to contribute, or under which the Company has any obligations or Liability. The Company has not announced orally or in writing to employees any plan or commitment to establish any new Employee Plan or to modify any Employee Plan (except to the extent required by applicable Law, as previously disclosed to Buyer in writing, or as required by this Agreement).

(b)           Except as set forth on Section 2.11(b) of the Company Disclosure Schedule, each Employee Plan has been established and maintained, funded, operated and administered in all material respects in compliance with its terms, ERISA, the Code and all other applicable Laws. Neither the Company, nor its current or former directors, officers or employees, nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any prohibited transaction (within the meaning of Section 4975 of the Code and Section 406 of ERISA) with respect to an Employee Plan for which no exemption exists under Section 408 of ERISA and Section 4975 of the Code.

(c)           Neither the Company nor any ERISA Affiliate thereof has within the past six (6) years maintained, sponsored, contributed to, been required to contribute or has or could reasonably be expected to have any Liability with respect to any (i) “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, (ii) “single employer pension plan” as defined in Section 4001(a)(15) of ERISA, or (iii) “multiple employer plan” subject to Section 413(c) of the Code. The Company has not, within the past six (6) years maintained any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Neither the Company nor any ERISA Affiliate has any Liability or obligation with respect to any plan that is or was within the past six (6) years subject to Title IV of ERISA or Sections 412 or 430 of the Code. No Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(d)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and the trust forming a part thereof, has received a favorable determination from the Internal Revenue Service or is entitled to rely on an advisory or opinion letter from the Internal Revenue Service, no such determination or opinion letter has been revoked and, to the Knowledge of the Company, no revocation has been threatened and no fact or event has occurred that could be reasonably expected to cause the revocation of such letter.

(e)           All material contributions (including all employer contributions and employee salary reduction contributions) and other material payments required to have been made under any of the Employee Plans or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid on or before the Closing Date or accruals for such contributions and/or payments are provided for in the Financial Statements.

(f)            There is no pending or, to the Knowledge of the Company, threatened Claim relating to any Employee Plan, other than routine claims in the ordinary course of business for benefits provided for by such Employee Plan. No Employee Plan is the subject of an examination or audit by a Governmental Authority.

(g)           Except as set forth on Section 2.11(g) of the Company Disclosure Schedule, or as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar legal requirement (“COBRA”), no Employee Plan provides health, life or disability benefits to any current or former employees or service providers or their beneficiaries following termination of employment or service or after retirement, and there has been no communication to any current or former employees or service providers which promises or guarantees such health, life or other disability benefits. No Employee Plan that provides health insurance or medical coverage is self-funded or self-insured. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has materially complied with the notice and continuation requirements of COBRA and the regulations thereunder.

(h)           The Company has provided to Buyer or to Buyer’s counsel true, correct and complete copies of the following documents relating to the Employee Plans: (i) if the Employee Plan has been reduced to writing, a current copy of the plan documents together with all amendments thereto; (ii) if the plan has not been reduced to writing, a written summary of all material plan terms; (iii) if applicable, any trust agreements, and insurance policies or contracts currently in effect; (iv) any current summary plan description and any summaries of material modifications thereto; (v) in the case of any plan that is intended to be qualified under Code section 401(a), the most recent determination, advisory or opinion letter from the Internal Revenue Service, and any pending request for determination with respect to the plan’s qualification; (vi) the three (3) most recently filed Forms 5500 for each Employee Plan for which a Form 5500 is required to be filed; (vii) any non-routine notices, letters or other material correspondence from the Internal Revenue Service or the U.S. Department of Labor relating to an Employee Plan within the past three (3) years; or (viii) non-discrimination and coverage test results for the three (3) most recent plan years.

(i)            Each Employee Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and any proposed and final guidance promulgated under Section 409A of the Code.

(j)            Except as set forth on Section 2.11(j) of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former officer, employee or other service provider of the Company to severance pay, termination pay, or any other payment or benefit, (ii) result in any payment or benefit becoming due to any such current or former officer, employee or other service provider, or (iii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due to any such current or former director, manager, officer, employee or other service provider.

(k)           No amount or benefit that could be received (whether in cash, property, the vesting of property or otherwise) as a result of this Agreement or any transaction contemplated by this Agreement (whether alone or in connection with any other event) by any current or former employee, officer, directors, or other service provider of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any Employee Plan or any other plan, policy, program or understanding (solely excluding any agreement to which Buyer and such disqualified individual are a party to the extent not disclosed to the Company no later than three (3) Business Days prior to the date hereof) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). The Company has no indemnity or gross-up obligations for any Taxes imposed under Section 4999 or Section 409A of the Code.

(l)            Prior to the date hereof, the Company has used commercially reasonable efforts to (i) cause its and its Subsidiaries’ service providers who are “disqualified individuals” under Section 280G of the Code, to waive the portion of any payments with respect to the transactions contemplated by this Agreement that, if not waived, would result in certain payments to such disqualified individual not being deductible pursuant to Section 280G of the Code absent such waiver (the “Waived 280G Benefits”) and (ii) take all actions necessary to submit such Waived 280G Benefits to a shareholder vote intended to comply with the requirements set forth in Section 280G(b)(5) of the Code and the regulations promulgated thereunder (the “280G Shareholder Vote”).

2.12        Labor Matters.

(a)           The Company is not nor has at any time been a party to, or bound by or otherwise subject to, any collective bargaining agreement, Contract or other agreement or understanding with a labor union, labor organization, trade union, works council or other employee representative body (each, a “Labor Union”), and no such Contract is being negotiated by the Company. No employee of the Company is or has at any time been represented by a Labor Union. At all times the Company has not been subject to, nor to the Knowledge of the Company has there been any threat of, any strike, slowdown, work stoppage, lockout, picketing, or other material labor activity or dispute. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or to the Knowledge of the Company, threatened involving employees of the Company. At all times, no petition or demand for recognition of a bargaining representative has been made or filed, or to the Knowledge of the Company, threatened to be made or filed, with any labor relations board or other Governmental Authority, by or on behalf of any Labor Union involving employees of the Company. The Company has not and is not engaged in any unfair labor practice. The Company does not have any unsatisfied obligation to any of its former employees or consultants and their terminations were in compliance in all material respects with all applicable Laws.

(b)           During the past three (3) years, there have been no pending or, to the Knowledge of the Company, threatened Claims or Proceedings, charges or complaints against the Company before any Governmental Authority with respect to the Company’s compliance with Employment Laws. During the past three (3) years no current or former employee or independent contractor of the Company has filed a Claim, suit or charge with a Governmental Authority with respect to the Company’s (or any current or former employee or independent contractor of the Company’s) compliance with Employment Laws. The Company has at all times during the past three (3) years been in compliance in all material respects with all Employment Laws. Each current and former independent contractor or consultant of the Company is and has been properly characterized as an independent contractor or consultant for all purposes based on the applicable standards under applicable Law. The Company has properly classified all employees under the Fair Labor Standards Act at any point. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company.

(c)           During the past three (3) years, the Company has not been delinquent to, nor has it failed to pay when due, any current or former employee or service provider for any wages (including overtime, meals breaks or waiting time penalties, if applicable), salaries, commissions, reimbursement, accrued and unused vacation, on-call payments or equal pay, or collective bargaining payments, for any services performed by any current or former employee or service provider.

(d)           True, correct and complete information as to the (i) name, (ii) current job title, (iii) status as full-time or part-time, (iv) if an employee, his or her status as exempt or non-exempt, (v) date of hire or commencement of service, (vi) current rate of compensation, (vii) current bonus and commission compensation opportunity, (viii) primary work location, (ix) immigration or visa status, (x) whether the individual is on a leave of absence, and if so, the reason and the expected date of return, and (xi) accrued but unpaid vacation, sick leave or other paid time off for all current employees and independent contractors of the Company have made available to Buyer. To the Knowledge of the Company, no current employee has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company within the twelve (12) month period following the date hereof. Except as set forth in Section 2.12(d) of the Company Disclosure Schedule, no employee of the Company is employed under a nonimmigrant work visa or other work authorization that is limited in duration.

(e)           During the past three (3) years, there have not been (i) any allegations or formal or, to the Knowledge of the Company, informal complaints made to or filed with the Company related to sexual harassment, sexual misconduct or racial discrimination; (ii) any other claims initiated, filed or, to the Knowledge of the Company, threatened, against the Company related to sexual harassment, sexual misconduct or racial discrimination; or (iii) to the Knowledge of the Company, any other allegations, formal or informal complaints or any other claims initiated, filed or threatened against any Person other than the Company related to sexual harassment, sexual misconduct or racial discrimination, in each case by or against any current or former director, officer or senior level management employee of the Company.

2.13        Real Property.

(a)           The Company does not own, nor has it ever owned, any real property.

(b)           Section 2.13(b) of the Company Disclosure Schedule lists (i) all real property with respect to which the Company holds a leasehold interest or otherwise has a license to use (the “Leased Real Property”), including for each such Leased Real Property, the common name and physical address and a listing of the applicable lease agreements for such Leased Real Property, together with all amendments thereto and guarantees thereof and (ii) each agreement under which the Company leases or otherwise has the right to use any Leased Real Property (each, a “Lease”). Except as set forth on Section 2.13(b) of the Company Disclosure Schedule, the Company has not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Leased Real Property by any Person. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, the Company has not agreed to (A) purchase or lease, nor is the Company obligated to purchase or lease, any real property or (B) dispose of any interest in any of the Leased Real Property or any Lease. True, correct and complete copies of the Leases have been made available by the Company to Buyer. Except as set forth in Section 2.13(b) of the Company Disclosure Schedule, (i) each Lease is in full force and effect and the Company has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property and (ii) there are no existing defaults or conditions, matters or events that, with or without the passage of time, the giving of notice or both, would constitute an event of default by the Company, nor, to the Knowledge of the Company, does there exist any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by any other party to the Leases.

(c)           Except as set forth on Section 2.13(c) of the Company Disclosure Schedule, (i) the Company owns and has good title to, or holds pursuant to valid and enforceable leases or licenses to use, all of the personal property or assets (whether tangible or intangible) shown to be owned, licensed or leased by it on the Financial Statements, free and clear of all Liens, and except for assets disposed of in the ordinary course of business, (ii) such personal property and assets are sufficient in all material respects to carry on the businesses of the Company as presently conducted, (iii) there are no outstanding rights of first refusal, rights of first title, rights of reverter, purchase options or other similar rights or options relating to any such personal property and/or assets and (iv) in respect of material equipment and other assets, maintenance of such material equipment or other asset has not been deferred at any time within the last twelve (12) months, in each case, relative to the ordinary course practices of the Company during the twelve (12)-month period ending as of the date hereof. Without limiting the generality of the foregoing, immediately prior to the Closing, the Company will own or hold a valid leasehold interest in, or a valid lease (including the Leases) or license to use, all such material assets and properties (whether real, personal, tangible or intangible) necessary and sufficient for the conduct of the business of the Company as presently conducted, and such assets and properties, taken as a whole, are suitable and adequate for the purposes for which such properties and assets are presently used.

2.14        Taxes.

(a)           The Company has timely filed (after giving effect to applicable extensions) with the appropriate Governmental Authority all state and federal income Tax Returns and all other material Tax Returns required to be filed by or with respect to it. All such Tax Returns were true, correct and complete in all material respects.

(b)           All federal income Taxes and all other material Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid in full. The current but unpaid income and franchise Tax liabilities of the Company attributable to Pre-Closing Tax Periods (determined under the principles of Section 5.2) and Deferred Payroll Taxes will not in the aggregate, as of the close of business on the Closing Date, exceed the amount of Tax Liability expressly taken into account in the final determination of Indebtedness and Working Capital.

(c)           The Company has timely and properly withheld all material Taxes from payments to employees, agents, contractors, nonresidents, or other third parties required by applicable Law to be withheld from any such Person and remitted such amounts to the appropriate Governmental Authority. The Company has properly collected all material Taxes (including, without limitation, sales Taxes) required to be collected by it and has remitted such collected amounts to the appropriate Governmental Authority, in each case, as required pursuant to applicable Law.

(d)           No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company has not filed Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)           There are no outstanding Liens for Taxes upon any assets of the Company.

(f)            No Claims or Proceedings with regard to any Taxes or Tax Returns of the Company are pending, in progress, or have been threatened in writing.

(g)           There are no outstanding waivers or written agreements regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of the Company (other than pursuant to an extension of time to file any Tax Return).

(h)           The Company has never been a member of an affiliated, consolidated, unitary or similar group for federal or applicable state income Tax purposes. The Company is not a party to any agreement relating to Tax sharing, Tax indemnification, or Tax allocation (in each case, other than contracts the principal purpose of which is not the allocation of Taxes). The Company has no Liability for the Taxes of any Person by operation of Law, as a transferee or successor, by Contract (other than contracts the principal purpose of which is not the allocation of Taxes).

(i)            The Company has never participated in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4(b) (or any similar provision of applicable Law) or any “tax shelter” within the meaning of Section 6662 of the Code (or any similar provision of applicable Law).

(j)            The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or non-U.S. Law), (iii) any installment sale or open transaction disposition made on or prior to Closing Date, (iv) adjustments pursuant to Code section 481(a) or any other similar or analogous provision of applicable Law as a result in a change in method of accounting for a taxable period ending on or prior to the Closing Date, or (v) any prepaid amount received on or prior to the Closing Date. The Company has no deferred obligations to pay Taxes under Section 965 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law).

(k)           The Company has never executed any power of attorney with respect to any Tax, other than powers of attorney to the Company’s payroll service provider and relating to the preparation of Tax Returns in the ordinary course of business or powers of attorney that are no longer in force.

(l)            At no time during the period specified in Section 897(c)(1)(A)(ii) of the Code (applied as if the Closing were a sale of shares) has the Company been a “United States real property holding corporation” (as such term is defined for purposes of Section 897 of the Code).

(m)          The Company (i) has not, and never has been, subject to Tax in any country other than its country of incorporation and (ii) has not, and has never had, a permanent establishment or other taxable presence or other place of business outside the country of its incorporation, including any resulting from the activities of any third party agent of the Company.

2.15        Intellectual Property, Information Technology, Privacy.

(a)           Section 2.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all (i) Company Intellectual Property that is owned by the Company and that is currently registered or applied for before any Governmental Authority or domain name registry (“Registered Intellectual Property”), (ii) unregistered trademarks, service marks, and copyrights owned by the Company that are material to the business of the Company and (iii) Software that is owned by the Company (the “Company Software”) (clauses (i) through (iii), collectively, “Scheduled Intellectual Property”). The Company is the exclusive beneficial and, as applicable, record owner of all rights, title and interests in, to and under the Scheduled Intellectual Property, free and clear of all Liens. Except as set forth in Section 2.15(a) of the Company Disclosure Schedule, none of the Registered Intellectual Property (i) has lapsed, expired or been abandoned or (ii) is the subject of any opposition, interference, cancellation, invalidity, interference, re-examination or other Proceeding (other than routine office actions) before any Governmental Authority. Each item of Registered Intellectual Property is valid, subsisting and to the Knowledge of the Company, enforceable. All necessary documents and certifications in connection with the Registered Intellectual Property have been filed with, and all relevant fees have been paid to, the relevant Governmental Authority or domain name registry, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Registered Intellectual Property.

(b)           In addition to the Scheduled Intellectual Property, the Company owns and possesses good title to, or has a valid license or right to use, all Intellectual Property used by the Company in connection with the operation of the business of the Company as currently conducted (the “Company Intellectual Property”). The consummation of the transactions contemplated hereby will not result in the termination or any material alteration of the Company’s ownership of or licensed rights in any Company Intellectual Property, and will not immediately following the Closing result in any licenses or Liens being granted under or imposed on any Company Intellectual Property. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Registered Intellectual Property that would constitute fraud with respect to such application.

(c)           To the Knowledge of the Company, except as set forth in Section 2.15(c) of the Company Disclosure Schedule no third Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property that is owned by the Company. No Intellectual Property misappropriation or infringement Claim has been brought or threatened by the Company against any other Person.

(d)           Except for the IP Licenses, the Company and any Company Intellectual Property that is owned by the Company is not subject to any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to, in any way, use, assert, enforce, or otherwise exploit any Company Intellectual Property that is owned by the Company anywhere in the world, other than confidentiality requirements entered into in the ordinary course of business. Except for the IP Licenses and as otherwise set forth in Section 2.15(d) of the Company Disclosure Schedule, the Company is not a party to any Contract that requires it to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation of any Intellectual Property in an amount that may exceed the amount of payments received by the Company pursuant to such Contract.

(e)           The conduct of the Company’s business does not infringe, dilute, misappropriate or otherwise violate, and has not in the past three (3) years infringed, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any third Person. In the past three (3) years, there has been no Claim, or written notice threatening any Claim, made to the Company (i) alleging any interference, infringement, misappropriation or other violation of the Intellectual Property rights of any third Person by the Company or in connection with the conduct of the Company’s business (including any offer to license Intellectual Property rights of any third Person) or (ii) challenging the Company’s ownership or questioning the validity or enforceability of any Company Intellectual Property that is owned by the Company.

(f)            The Company has taken commercially reasonable steps to prevent the unauthorized disclosure or use of its Trade Secrets and Confidential Information, and has required any employee or third Person with access to the Company’s Trade Secrets or Confidential Information to execute Contracts requiring them to maintain the confidentiality of such Trade Secrets and Confidential Information and to use such Trade Secrets and Confidential Information only to the benefit of the Company. The Company has implemented and maintains a reasonable information security plan consistent with industry practices of similarly sized companies offering similar products or services. To the Knowledge of the Company, there has been no breach of information security, cybersecurity incident (including ransomware or distributed denial of service attack) or otherwise unauthorized access, use or disclosure of any Trade Secrets or Confidential Information of the Company.

(g)           Except as set forth on Section 2.15(g) of the Company Disclosure Schedule: (i) all current and former employees and contractors of the Company who contributed to the creation of any material Company Intellectual Property have executed enforceable contracts that specify that all Intellectual Property created as part of the services provided by such Person to the Company was provided on a “work made for hire” basis, or that assign to the Company all of such Person’s respective rights, title and interests in, to and under such Intellectual Property, and (ii) no current or former employee or contractor of the Company holds or retains any right, title or interest in or to any Company Intellectual Property.

(h)           All rights in, to and under all Company Intellectual Property created by the Company’s founders for or on behalf, or in contemplation of, the Company (i) prior to the inception of Company, or (ii) prior to their commencement of employment with the Company have been duly and assigned to the Company, and the Company does not have any reason to believe that any such Person is unwilling to provide the Company, or Buyer, with such cooperation as may reasonably be required to complete and prosecute all appropriate U.S. and foreign patent, copyright and other filings related thereto.

(i)            No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property owned or purported to be owned by the Company, including any portion of any of its products or services. The Company has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any third party any license or right to any Company Intellectual Property owned or purported to be owned by the Company.

(j)            Section 2.15(j) of the Company Disclosure Schedule lists (i) all Open Source Materials used, distributed with, or otherwise incorporated into any Company Intellectual Property that is owned by the Company, including Company Software; and (ii) with respect to all such Open Source Materials, the Contract under which such Open Source Materials are licensed to or used by the Company. The Company is in compliance with all terms and conditions of all such Contracts for the Open Source Materials in all material respects. The Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Company Intellectual Property that is owned by the Company or Company Software; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Software (other than with respect to such Open Source Materials themselves); or (iii) used Open Source Materials, in such a way that requires, as a condition of use, modification and/or distribution of such Open Source Materials, that other Software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) be licensed for the purpose of making derivative works, or (z) be redistributable at no charge.

(k)           To the Company’s Knowledge, no Software used in the conduct of the Company’s business contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (B) damaging or destroying any data or file without the user’s consent, other than, in each case, Software and industry-standard technological means of a typical nature that are designed to allow Company to monitor, analyze, audit, support and disable the Company Software as used by its customers (collectively, “Contaminants”).

(l)            The Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any source code for any Company Software, other than disclosures to employees and consultants involved in the development of products or otherwise subject to an agreement imposing on such Person reasonable and customary confidentiality obligations to the Company with respect to such source code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third Person of any source code for any Company Software. The Company Software: (i) has sufficiently documented source code enabling a reasonably skilled software developer to understand, modify, compile and otherwise utilize the Company Software without reliance on the special knowledge or memory of others; (ii) is free from material known defects or deficiencies, errors in design, and operating defects; and (iii) to the Company’s Knowledge, does not require a material upgrade or replacement within the six (6)-month period after the Closing Date and none are planned.

(m)          The Systems that are used or relied on by the Company are adequate for the operation of the Company’s business as currently conducted. With respect to the Systems, during the past three (3) years, (i) there has not been any material malfunction, unplanned downtime or service interruption that has not been remedied, (ii) the Company has implemented or is in the process of implementing (or, in the exercise of reasonable business judgment, has determined that implementation is not yet in the best interest of the Company) in a reasonably timely manner all security patches or security upgrades that are generally available for the Systems in the Company’s possession and control, and (iii) the Company has taken commercially reasonable steps and implemented commercially reasonable procedures to avoid introduction of Contaminants into the Systems that are in the Company’s possession and control. The Company has implemented commercially reasonable security, back-ups, disaster recovery arrangements, and hardware and Software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring.

(n)           The Company is, and has at all times during the past three (3) years been in compliance in all material respects with, all Privacy and Data Security Requirements. Without limiting the foregoing, during the past three (3) years, to the extent required by any Privacy Law, the Company has maintained, published, and posted privacy policies providing notice of its privacy, data protection and data security practices regarding the Processing of Personal Information in connection with the operation of the Company’s business (the “Privacy Policies”), and true, correct and complete copies of all current Privacy Policies have been provided to Buyer.

(o)           The Company has at all times during the past three (3) years, implemented and maintained in place reasonable and appropriate security measures, plans, controls and programs required by applicable Privacy and Data Security Requirements, including the following reasonable measures: (i) a written information security program, security policy and security procedures as required by Privacy Law to protect Personal Information that the Company Processes in connection with the operation of the Company’s business from loss, damage, and illegal or unauthorized Processing; and (ii) notification procedures in compliance with applicable Privacy and Data Security Requirements in the case of any breach of security compromising Personal Information, in each case (i) and (ii) that are followed in all material respects in the conduct of the business of the Company.

(p)           The Company has in the past three (3) years (i) made all required disclosures and notices to, and obtained all consents from, users, customers, employees, contractors, applicable Governmental Authorities and other applicable third Persons, in each case, to the extent necessary under applicable Privacy and Data Security Requirements for the Company’s Processing of Personal Information in connection with the conduct of the Company’s business, and (ii) filed any and all required registrations with, the applicable Governmental Authorities, in each case except as would not reasonably be expected to have an adverse effect on the Company in any material respect.

(q)           The Company has in the past three (3) years, obtained written agreements from all subcontractors to which it has provided or disclosed Personal Information that require such subcontractors to implement reasonable and appropriate means for protecting such Personal Information except as would not reasonably be expected to have an adverse effect on the Company in any material respect.

(r)            In the past three (3) years there has been no unauthorized access to any Personal Information Processed by or on behalf of the Company, that under applicable Privacy and Data Security Requirements required notice to an individual, Governmental Authority or other Person.

2.16         Insurance. Section 2.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all insurance policies covering the assets, business, equipment, properties, operations, employees, consultants, officers and directors of the Company, excluding any insurance policies relating to any Employee Plan (collectively, the “Policies”), including insurer, policy number and effective dates. The Company has made available to Buyer complete and accurate copies of all of the Policies. Except as set forth on Section 2.16 of the Company Disclosure Schedule, (a) there is no claim by the Company currently pending, and the Company has not made a claim, under any Policy as to which coverage has been questioned, denied or disputed by the insurers of such Policy and (b) no insurer has threatened in writing to cancel any Policy except for customary annual nonrenewal notices. All Policies are in full force and effect, all premiums covering all periods up to and including the Closing Date under all Policies have been paid or will have been paid as of the Closing, and the Company is otherwise in compliance in all material respects with the terms of the Policies. No written notice of cancellation or termination has been received by the Company with respect to any Policy and, to the Knowledge of the Company, (i) neither Company has done or omitted to do anything that might render any Policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any Policy and (ii) no other circumstance exists that might render any Policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any Policy. The Company does not have any self-insurance or co-insurance programs.

2.17         Sufficiency of Assets. As of the Closing, the Company will have ownership of (free and clear of all Liens) or other valid rights to use, all of the intangible and tangible assets, real property and services, and will possess all Permits, necessary to conduct in all material respects the business as conducted as of the date of this Agreement and, except as set forth on Section 2.17 of the Company Disclosure Schedule, no such assets are used in the operation of any business other than the Company’s business as conducted as of the date of this Agreement. As of the Closing, neither Sellers nor any of their respective Affiliates (other than the Company) will own or have any interest in any of the assets, properties, employees, or rights used in the operation of the Company’s business as it is presently conducted.

2.18         Environmental Matters.

(a)           The Company is, and has at all times since January 1, 2018, been, in all material respects, in compliance with all Environmental Laws, except for any violation that has been fully resolved with no present or future material Liability for the Company.

(b)           The Company has obtained and is in material compliance with all Environmental Permits necessary to conduct the business of the Company as currently conducted and, except for any noncompliance that has been fully resolved with no present or future Liability for the Company, has been in material compliance with such Environmental Permits.

(c)           There are no actions, Orders, claims or notices pending or received or, to the Knowledge of the Company, threatened against the Company alleging violations of or Liability under any Environmental Law or otherwise concerning the Release or management of Hazardous Substances.

(d)           Since January 1, 2018, has been no Release of any Hazardous Substances at, on or from the Leased Real Property or any other real property operated by the Company, or, to the Knowledge of the Company, any real property formerly operated by the Company, in each case, in a manner that could reasonably be expected to result in material Liability for the Company under Environmental Laws.

(e)           The Company is not subject to any contractual obligation to indemnify a third party against material liabilities arising under Environmental Laws.

2.19         Brokers. Except as set forth on Section 2.19 of the Company Disclosure Schedule, no broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon any arrangement or agreement made by or on behalf of the Company or any of its Affiliates.

2.20         Affiliated Transactions. Except as set forth on Section 2.20 of the Company Disclosure Schedule, no officer, director, equityholder holding 5% or more of the issued and outstanding Company Shares (on a fully-diluted basis) or other Affiliate of the Company or, to the Company’s Knowledge, any individual in such officer’s, director’s, or equityholder’s immediate family is a party to any agreement or transaction with the Company (other than Employee Plans) or (a) has any interest in any property, asset or property right, in each case, tangible or intangible, which is used by the Company, (b) possesses, directly or indirectly, any financial interest in, or is a manager, director, officer or employee of, any Person which is a customer, vendor, lessor or lessee of the Company, (c) provides, or has provided within the last twelve (12) months, services to the Company other than in the capacity of an employee, officer or director, or (iv) has paid or received any payments either to or from the Company (other than distributions made by the Company and the payment of any compensation or benefits).

2.21         Customers and Vendors.

(a)           Section 2.21(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of the ten (10) largest customers (the “Material Customers”) of the Company (measured by revenue), and the ten (10) largest vendors (the “Material Vendors”) of the Company (measured by aggregate spend), in each case, for the twelve (12) months ended December 31, 2020.

(b)           Except as set forth on Section 2.21(b) of the Company Disclosure Schedule, the Company has not received any written notice that any Material Customer or Material Vendor plans to terminate its relationship, materially decrease the amount of business done or materially change the terms of business done with the Company.

(c)           Except as set forth on Section 2.21(c) of the Company Disclosure Schedule, the Company has not been involved in any dispute with any Material Customer or Material Vendor that would have the effect of materially and adversely affecting the commercial relationship between the Company, on the one hand, and the Material Customer or Material Vendor, as applicable, on the other hand.

(d)           True, correct and complete copies of the Form Customer Contracts are attached to Section 2.21(d) of the Company Disclosure Schedule. Except as set forth on Section 2.21(d) of the Company Disclosure Schedule, no contract between the Company and any of its customers deviates from the applicable Form Customer Contract in a manner that is materially adverse to the Company with respect to termination rights, liabilities of the Company or Company Intellectual Property.

2.22         Accounts Receivable and Accounts Payable. Section 2.22(a) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all Accounts Receivable as of the Closing Date. Except as set forth on Section 2.22(b) of the Company Disclosure Schedule, all Accounts Receivable of the Company (i) are valid, genuine, enforceable and existing and have arisen pursuant to bona fide transactions, (ii) are not subject to any material defenses, setoffs or counterclaims, (iii) are current (not more than ninety (90) days past due) and (iv) to the extent collected, have been collected in the in the ordinary course of business and the collection thereof has not been accelerated. Except as set forth on Section 2.22(c) of the Company Disclosure Schedule, all accounts payable of the Company (A) are valid, genuine, enforceable and existing and have arisen pursuant to bona fide transactions, (B) have not been outstanding for more than three (3) months, except for amounts payable that are being contested in good faith and (C) to the extent paid, have been paid in the ordinary course of business and the payment thereof has not been delayed.

2.23         Books and Records. The Company has made available to Buyer true, correct and complete copies of the transfer books and the minutes books of the Company from January 1, 2018 to the date hereof, which contain materially complete records of actions taken at all meetings and by written consents in lieu of meetings of the Company Board, or committees thereof, and the Stockholders since such date. The Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company Board or the Stockholders.

2.24         Bank Accounts; Deposits and Letters of Credit. Section 2.24 of the Company Disclosure Schedule sets forth a true, correct and complete list of: (a) all deposits, letters of credit, surety bonds, guarantees or similar collateral or security arrangements currently being provided by or on behalf of the Company; (b) the names and locations of all banks in which the Company has accounts or safe deposit boxes; (c) the account numbers of all such accounts; and (d) the names of all Persons authorized to draw thereon or to have access thereto. Except as set forth on Section 2.24 of the Company Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company.

2.25         Disclaimer. Except as expressly set forth in this Article II hereof, the Company does not make any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, the Company shall not be deemed to make to the Buyer, First Merger Sub or Second Merger Sub any representation or warranty other than as expressly made by the Company in this Agreement.

Article III

REPRESENTATIONS AND WARRANTIES OF BUYER, FIRST MERGER SUB AND SECOND MERGER SUB

As a material inducement to Sellers and the Company to enter into this Agreement, except as set forth in the schedule delivered by Buyer to the Company concurrently with the execution of this Agreement setting forth specific exceptions to Buyer’s representations and warranties set forth herein (the “Buyer Disclosure Schedule”), Buyer, First Merger Sub and Second Merger Sub represent and warrant to Sellers and the Company as follows:

3.1          Organization and Qualification. Each of Buyer, First Merger Sub and Second Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all the requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Buyer, First Merger Sub and Second Merger Sub is duly qualified to do business and is in good standing in each of the jurisdictions in which the Laws of such jurisdiction, the ownership, operation or leasing of its properties or assets, or the conduct of its business require it to be so qualified, except where the failure to be so qualified would not materially and adversely affect its ability to consummate the transactions contemplated hereby.

3.2          Authority; Enforceability.

(a)           Each of Buyer, First Merger Sub and Second Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it at the Closing hereunder or thereunder and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Buyer, First Merger Sub and Second Merger Sub of this Agreement, each other Transaction Document to which it is a party and each instrument required to be executed and delivered by it at the Closing hereunder or thereunder, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on its part, and no other corporate or similar proceedings on the part of Buyer, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement, any Transaction Document to which it is a party or any instrument required to be executed and delivered by it prior to or at the Closing hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby. This Agreement, each other Transaction Document to which either of Buyer, First Merger Sub and Second Merger Sub is a party and each instrument required to be executed and delivered by it at the Closing hereunder or thereunder has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law).

(b)           The Closing Equity Consideration and the Buyer Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Buyer’s Organizational Documents, or any Contract to which Buyer is a party or otherwise bound.

3.3          No Conflict; Required Filings and Consents. The execution and delivery by each of Buyer, First Merger Sub and Second Merger Sub of this Agreement, the other Transaction Documents to which it is a party or any instrument required by this Agreement to be executed and delivered by it immediately prior to or at the Closing hereunder or thereunder do not, and the performance of this Agreement, the other Transaction Documents to which it is a party and any instrument required by this Agreement to be executed and delivered by it immediately prior to or at the Closing hereunder or thereunder shall not, with or without the passage of time, the giving of notice or both, (a) conflict with, require a consent or notice under or violate its Organizational Documents, (b) conflict with, require a consent or notice under or violate any Law or Order applicable to it or by which any of its properties, rights or assets is bound or affected, except any such conflict or violation that would not materially and adversely affect its ability to consummate the transactions contemplated hereby, or (c) result in any breach or violation of, require a consent or notice under, or constitute a default under, or impair its rights or alter the rights or obligations of any party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of its properties, rights or assets pursuant to, any material Contract to which it is a party or by which it or its properties, rights or assets is bound, except any such breach, violation, default or other event that would not materially and adversely affect its ability to consummate the transactions contemplated hereby. Subject to the accuracy of the Company’s representations and warranties set forth in Section 2.5(b), no Governmental Approval of, or Filing to, any Governmental Authority or other Person is required to be obtained or made by it in connection with the execution, delivery and performance by it of this Agreement or the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby, except for Governmental Approvals that, if not obtained or made, would not materially and adversely affect its ability to consummate the transactions contemplated hereby.

3.4          Compliance with Laws. Each of Buyer, First Merger Sub and Second Merger Sub is, and has at all times during the past three (3) years been, in all material respects, in compliance with all applicable Laws. Neither Buyer, First Merger Sub nor Second Merger Sub has (i) received any written notice alleging any non-compliance with any Law, or (ii) to the knowledge of Buyer, First Merger Sub or Second Merger Sub been investigated, or formally reviewed, by any Governmental Authority with regard to any Law, nor is any such investigation or formal review pending or threatened to the knowledge of Buyer, First Merger Sub or Second Merger Sub. To the knowledge of Buyer, First Merger Sub or Second Merger Sub there are no facts or circumstances which would reasonably be expected to form the basis for any such material violation. Neither Buyer, First Merger Sub nor Second Merger Sub (A) has knowledge of the issuance of, or facts that would reasonably be likely to result in the issuance of, any notice of, or been made the subject of any claims, charges, or investigations alleging the failure of Buyer, First Merger Sub or Second Merger Sub to comply with any applicable Laws, and (B) has failed to comply with all Orders applicable to Buyer, First Merger Sub or Second Merger Sub or to any of Buyer’s, First Merger Sub’s or Second Merger Sub’s operations, assets or properties. To Buyer’s, First Merger Sub’s or Second Merger Sub’s knowledge, no event has occurred and no circumstances exist which, with or without the delivery of notice, passage of time or both, would constitute or reasonably be likely to result in a violation by Buyer, First Merger Sub or Second Merger Sub of, or failure on the part of Buyer, First Merger Sub or Second Merger Sub to comply with, in any material respect, any Laws or Orders that are applicable to it or the conduct or operation of its business or the ownership or use of any of its assets.

3.5          Absence of Litigation, Claims and Orders. There are no Claims or Proceedings pending or, to the knowledge of Buyer, First Merger Sub and Second Merger Sub, threatened on behalf of or against either of Buyer, First Merger Sub or Second Merger Sub that challenge (i) the validity of this Agreement or any other Transaction Document to which it is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Documents to which it is a party or in connection with the transactions contemplated hereby and thereby. There are no material (a) Claims or Proceedings pending or, to the knowledge of Buyer, First Merger Sub or Second Merger Sub, that have been threatened against Buyer or its Affiliates or their respective properties, rights or assets or any officer, director or employee of the Buyer or its Affiliates (in his or her capacity as such), (b) Orders outstanding to which the Buyer or its Affiliates’ properties, rights or assets is or are subject or (c) Claims or Proceedings pending, brought or threatened in writing by the Buyer or its Affiliates against any Person.

3.6          Financial Statements.

(a)           Section 3.6(a) of the Buyer Disclosure Schedule sets forth true, correct and complete copies of the audited consolidated balance sheets of Buyer and its Subsidiaries as of the Balance Sheet Date and as of December 31, 2019, and the related consolidated statements of operations, statements of changes in stockholders’ equity and statements of cash flows for the fiscal years ended December 31, 2020 and 2019 ended (the “Buyer Financial Statements”). The Buyer Financial Statements were prepared from and in accordance with the books and records of Buyer and are true, correct and complete and present fairly, in all material respects, the financial position and results of operations and cash flows of Buyer as of the dates and for the periods indicated in such Buyer Financial Statements in conformity with GAAP.

(b)           Buyer maintains a standard system of accounting established and administered in accordance with GAAP (subject to the absence of footnotes and normal year-end adjustments, none of which would be, individually or in the aggregate, material to Buyer). Buyer maintains a system of internal accounting controls reasonably designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

3.7          Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker’s, financial advisor’s, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents based upon arrangements made by or on behalf of Buyer, First Merger Sub or Second Merger Sub or any of their respective Affiliates.

3.8          Investment Intent; Restricted Securities. Buyer is acquiring the Company Shares solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing Company Shares or dividing its participation herein with others. Buyer understands and acknowledges that (a) none of the Company Shares have been registered or qualified under the Securities Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act; (c) none of the Company Shares is traded or tradable on any securities exchange or over-the-counter; and (d) none of the Company Shares may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Shares and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Buyer will not transfer or otherwise dispose any of the Company Shares acquired hereunder or any interest therein in any manner that may cause any Stockholder to be in violation of the Securities Act or any applicable state securities Laws. Buyer is an “accredited investor” as defined in Rule 501(a) of the Securities Act.

3.9          Capitalization.

(a)           The authorized equity securities of Buyer (collectively, the “Buyer Shares”) consist of (i) 157,839,411 shares of Class A Common Stock (the “Buyer Class A Common Shares”), of which 9,159,888 Buyer Class A Common Shares are issued and outstanding as of March 30, 2021, (ii) 69,987,398 shares of Class B Common Stock (“Buyer Class B Common Shares”), of which 15,269,008 Buyer Class B Common Shares are issued and outstanding as of March 30, 2021, (iii) 7,673,154 shares of Buyer Common Stock, of which 4,452,023 shares of Buyer Common Stock are issued and outstanding as of March 30, 2021, (iv) 54,431,446 shares of Series A-1 Preferred Stock (the “Buyer Series A-1 Preferred Shares”), of which 54,431,446 Buyer Series A-1 Preferred Shares are issued and outstanding as of March 30, 2021, (v) 39,134,868 shares of Series A-2 Preferred Stock (the “Buyer Series A-2 Preferred Shares”), of which 39,134,868 Buyer Series A-2 Preferred Shares are issued and outstanding as of March 30, 2021 and (vi) 10,880,018 shares of Series B Preferred Stock (the “Buyer Series B Preferred Shares”), of which 10,880,018 Buyer Series B Preferred Shares are issued and outstanding as of March 30, 2021. Except as set forth on Section 3.9(a)(1) of the Buyer Disclosure Schedule, other than the Buyer Shares listed above, options relating to 4,324,501 Buyer Class B Common Shares outstanding under the Squarespace, Inc. Amended and Restated 2008 Equity Incentive Plan and restricted stock unit awards relating to 5,561,188 Buyer Class A Common Shares outstanding under the Squarespace, Inc. 2017 Equity Incentive Plan, Buyer does not have any equity securities authorized, designated, issued or outstanding. All of the issued and outstanding Buyer Shares are validly issued, fully paid and nonassessable and have been issued in compliance with all applicable Laws (including any Laws concerning the issuance of securities) and any Organizational Documents of the Buyer that as of the date hereof have been made available to the Company. Except as set forth on Section 3.9(a)(2) of the Buyer Disclosure Schedule, the rights, privileges and preferences of the Buyer Shares are stated in such Organizational Documents of Buyer.

(b)           The Buyer Common Stock to be issued as Closing Equity Consideration and Transaction Bonus Equity Consideration is the same class and series of common stock of Buyer issued to the purchasers (the “Private Placement Purchasers”) pursuant to that certain Stock Purchase Agreement, dated as of March 15, 2021, by and among the Buyer and the purchasers signatory thereto, which common stock was sold to such purchasers at a price of $68.4204 per share.

3.10         Rights of Buyer Common Stock Holders. Except for registration rights set forth in the Organizational Documents of Buyer, the Stockholders who receive Closing Equity Consideration (and Jeff Kaplan and Nick Kokonas in respect of their respective Transaction Bonus Equity Consideration) (i) have no less favorable rights or terms in his, her or its capacity as a holder of Buyer Common Stock with respect to registration rights and (ii) will have no (and Buyer will ensure that such persons have no) less favorable rights or terms in his, her or its capacity as a holder of Buyer Common Stock with respect to any time periods related to “market standoff” or “lock-up” provisions, in each case, as any other holder of Buyer Common Stock in his, her or its capacity as such.

3.11         Reorganization Treatment. None of Buyer, First Merger Sub, Second Merger Sub or any of their respective Affiliates has taken any action or knows of any fact, agreement, plan or other circumstance that would prevent or impede the Intended Tax Treatment. The Second Merger Sub is properly classified as an entity disregarded as separate from the Buyer, and no action has been taken (and Buyer has no plan or intention to take any action) that would cause the Second Merger Sub to be treated other than as an entity disregarded as separate from the Buyer for U.S. federal income tax purposes.

3.12         Disclaimer. Except as expressly set forth in this Article III hereof, none of Buyer, First Merger Sub or Second Merger Sub makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Notwithstanding anything to the contrary, none of Buyer, First Merger Sub or Second Merger Sub shall be deemed to make to the Company or Sellers any representation or warranty other than as expressly made by such Person in this Agreement.

Article IV

ADDITIONAL AGREEMENTS

4.1          Fees and Expenses. Except as otherwise set forth in this Agreement, each of the Parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any Party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants).

4.2          Stockholder Information Statement.

(a)           Immediately after the execution and delivery of this Agreement (and in any event, no later than 2:00 PM New York time on the Closing Date), the Company shall use its best efforts to obtain the Written Consent, duly executed by the Requisite Stockholders in accordance with the DGCL and the Company’s Organizational Documents, and shall deliver true, correct and complete copies of the same to Buyer. The Parties acknowledge and agree that Buyer’s receipt of the documents specified in the immediately preceding sentence shall be a condition of Buyer’s obligation to consummate the Closing (and the other transactions contemplated hereby) in accordance with this Agreement.

(b)           At least three (3) Business Days prior to the Closing Date, the Company shall have prepared an information statement to be distributed to the Company Holders, in form and substance reasonably acceptable to Buyer (the “Information Statement”), which shall include, among other things, (i) the notice required by Section 262 of the DGCL, (ii) the unanimous recommendation of the Company Board in favor of the adoption of this agreement and approval of the transactions contemplated hereby, including the Mergers, (iii) a form of the Letter of Transmittal, and (iv) instructions for the surrender of the Company Shares.

(c)           Promptly (but in no event later than ten (10) Business Days) following the date hereof, the Company shall deliver, or cause the delivery of, a notice pursuant to Section 228 of the DGCL to those Stockholders that did not execute the Written Consent to the extent required by applicable Law.

4.3          Disclosure. Neither the Stockholder Representative nor any Company Holder will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, including the consideration payable hereunder, without the prior written consent of Buyer; provided, that such consent shall not apply to any public disclosure that is required, in such Person’s reasonable discretion, by applicable Law or Governmental Authority. Buyer shall not issue or cause the publication of any press release or other public announcement with respect to the initial announcement of the Agreement or the transactions contemplated hereby without the prior written consent of the Stockholder Representative (after the Closing); provided, that such written consent shall not apply to any public disclosure that is required, in Buyer’s reasonable discretion, by applicable Law or any rule or Regulation of any national securities exchange, national securities quotation system or Governmental Authority. Notwithstanding anything in this Agreement to the contrary, following Closing, the Stockholder Representative shall be permitted to disclose information as required by law or to employees, advisors, agents or consultants of the Stockholder Representative and to the Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

4.4          Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated hereby.

4.5          Director and Officer Indemnification. All rights to indemnification by the Company existing in favor of those Persons who are managers, officers, directors or control Persons of the Company as of the date of this Agreement for their acts and omissions occurring prior to the Closing, as provided in the Company’s organizational documents (in each case, as in effect as of the date of this Agreement) shall survive the Closing and shall be observed by the Buyer to the fullest extent available under applicable Law for a period of at least six (6) years following the Closing, and any claim made requesting indemnification pursuant to such indemnification rights shall continue to be subject to this Section 4.5 and the indemnification rights provided under this Section 4.5 until disposition of such claim. Prior to the First Effective Time, the Company has purchased a D&O tail insurance policy (the “D&O Tail Policy”), in form, substance and amount reasonably satisfactory to Buyer, sufficient to cover the Company’s obligations, during the six (6) year period following the Closing Date, for the indemnification, advancement of expenses and exculpation of current or former directors, managers, officers and employees of the Company for any occurrence on or prior to the Closing Date. Buyer shall cause the D&O Tail Policy to be maintained in full force and effect, for its full term.

Article V

TAX MATTERS

The following provisions shall govern the allocation of responsibility as between Buyer, on the one hand, and the Company Holders and the Stockholder Representative, on the other, for certain Tax matters following the Closing Date:

5.1          Filing of Tax Returns.

(a)           Buyer shall cause the Company to prepare and timely file all Tax Returns of the Company due after the Closing Date (the “Buyer Prepared Returns”). All such Buyer Prepared Returns, to the extent related in whole or in part to a taxable period (or portion thereof) ending on or prior to the Closing Date (such Tax Returns, the “Pre-Closing Buyer Prepared Returns”), will be prepared in accordance with past practice, except as otherwise required by Law. Not later than thirty-five (35) days prior to the due date for filing thereof, Buyer shall provide the Stockholder Representative with drafts of all Pre-Closing Buyer Prepared Returns. The Stockholder Representative shall have the right to review and comment on any Pre-Closing Buyer Prepared Returns during the thirty (30) day period following the receipt of such Tax Returns and Buyer shall consider the Stockholder Representative’s reasonable comments in good faith. Any dispute between Buyer and Stockholder Representative regarding Pre-Closing Buyer Prepared Returns shall be resolved by the Accountant in accordance with the principles set forth in Section 1.13(d).

(b)           Buyer shall timely file, or cause to be timely filed, all Buyer Prepared Returns and remit, or cause to be remitted, payment for any Taxes shown as due on such Buyer Prepared Returns.

5.2          Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company for any Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of business on the Closing Date (and for this purpose the tax year of any entity treated as a partnership for federal income Tax purposes shall be treated as ending on the Closing Date) and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period, shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that Taxes not based on or measured by income, receipts or payroll of the Company, such as real and personal property Taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

5.3          Contests Related to Taxes.

(a)           Buyer (or at the election of Buyer, Buyer’s designee) shall have the right to, at its sole cost and expense, represent the interests of the Company in all Claims or Proceedings in respect of Taxes of the Company, other than Claims or Proceedings described in Section 5.3(c); provided, however, that Stockholder Representative shall be permitted, at the cost and expense of the Company Holders, to be present at, and participate in, the portion of any such Claims or Proceedings relating to Pre-Closing Taxes for which the Stockholder Indemnitors may be liable under this Agreement (a “Stockholders’ Tax Claim”).

(b)           Buyer agrees to give written notice to the Stockholder Representative of the receipt of any written notice by Buyer or an Affiliate of Buyer (including, following the Closing, the Company) which involves (i) the assertion or commencement of any Stockholders’ Tax Claim or (ii) the assertion or commencement of any Claim or Proceeding relating to the Intended Tax Treatment.

(c)           Notwithstanding Section 5.3(a), the Stockholder Representative, at the cost and expense of the Company Holders, shall have the sole right, with counsel of its choosing, to represent the interests of the Company in all Stockholders’ Tax Claims; provided, however, that Buyer and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such Stockholders’ Tax Claim. Stockholder Representative shall keep the Buyer reasonably informed of all material developments in a Stockholders’ Tax Claim the Stockholder Representative does not control.

(d)           Neither Buyer nor any Affiliate of Buyer shall be entitled to settle, either administratively or after the commencement of litigation, (i) any Stockholders’ Tax Claim or (ii) any Claim or Proceeding relating to the Intended Tax Treatment, in each case, without the prior written consent of Stockholder Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(e)           This Section 5.3, and not Section 7.3 or Section 7.4, shall control with respect to Claims and Proceedings in respect of Taxes; provided that Sections 5.4 and 7.5 shall govern with respect to Specified Taxes.

5.4          Procedures for Specified Tax Matters. Notwithstanding anything in this Article V or Article VII to the contrary, the following procedures shall govern with respect to Specified Taxes:

(a)           Except as otherwise permitted pursuant to this Section 5.4, during the Survival Period Buyer shall not, and shall not cause or permit any of its Affiliates, without Stockholder Representative’s prior written consent (not to be unreasonably withheld conditioned or delayed), to (i) file any Tax Returns relating to Specified Taxes, (ii) enter into any Voluntary Disclosure Agreement or enter into in any similar arrangement relating to Specified Taxes, (iii) amend any Tax Returns filed with respect to any Tax period (or portion thereof) ending on or before the Closing Date that reasonably relates to Specified Taxes, or (iv) make any Tax election that would reasonably be expected to affect Stockholder Indemnitors’ liability for Specified Taxes.

(b)           During the Survival Period, Buyer shall control any ultimate decision as to whether to pursue any Voluntary Disclosure Agreement; provided, that Buyer shall not be permitted to submit a Voluntary Disclosure Agreement on behalf of the Company or the Surviving Company, as applicable, without the prior consent of Stockholder Representative (not to be unreasonably withheld conditioned or delayed). In the event that Buyer determines to pursue a Voluntary Disclosure Agreement:

(i)            Prior to submitting any initial VDA Documents (or any subsequent VDA Documents to the extent Buyer proposes amounts higher than those contained in any such initial VDA Document) or any final VDA Documents to a Governmental Authority, such VDA Documents shall be delivered to the Stockholder Representative for review. Stockholder Representative shall have five (5) Business Days to review and provide reasonable comments to such VDA Documents. If Buyer does not receive comments within such five (5) Business Day period, Buyer shall be permitted to file such VDA Documents to the applicable Governmental Authority. If within such five (5) Business Day period Stockholder Representative objects in writing to such VDA Documents, Stockholder Representative and Buyer shall cooperate in good faith to resolve such objection.

(ii)           Buyer shall keep Stockholder Representative reasonably informed of any communications relating to any such Voluntary Disclosure Agreement and Stockholder Representative shall be permitted, at Stockholder Representative’s expense, to be present at and participate in any meeting relating to such Voluntary Disclosure Agreement.

(c)            Buyer shall (and shall cause its Affiliates, including the Surviving Company, to) (i) use commercially reasonable efforts to reasonably facilitate and reasonably cooperate with Stockholder Representative’s efforts in contacting customers and vendors of the Company in order to determine whether such customers have paid Taxes relating to any potential liability for Specified Taxes and obtaining documentary evidence of such payments and (ii) timely execute and file any VDA Documents, Voluntary Disclosure Agreements, or Tax Returns relating to Specified Taxes.

(d)            Any claims or proceedings arising out of the submission of any VDA Documents or Voluntary Disclosure Agreements shall be controlled by Section 7.5.

(e)            Buyer shall be solely responsible for all costs and expenses incurred in the process of remediating any Specified Taxes (but for the avoidance of doubt, not the amount of such Specified Taxes or any expenses incurred by Stockholder’s Representative).

5.5           Cooperation on Tax Matters. Buyer and the Stockholder Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and Filing of any Tax Returns and any Claim or Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information in such Party’s possession that are reasonably relevant to any such Claim or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 5.5 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Company shall be kept confidential by the Parties hereto and their respective legal and tax advisors; provided, the Stockholder Representative shall be permitted to disclose information as to its employees, advisors, agents or consultants and to the Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be interpreted as requiring Buyer to provide to any other party any consolidated, affiliated, combined, unitary or similar Tax Return that includes Buyer.

5.6           Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration and other similar Taxes, fees, and charges (including any penalties and interest imposed with respect thereto) incurred in connection with the transactions contemplated herein shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Company Holders (as a Sellers’ Transaction Expense). Buyer shall prepare and file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges.

5.7           Safe Harbor Election. To the extent permitted by applicable Law, Buyer shall cause the Company to elect the safe harbor under Rev. Proc. 2011-29, 2011-18 I.R.B., on any applicable Pre-Closing Buyer Prepared Return.

5.8           Reorganization Treatment. None of Buyer, First Merger Sub, Second Merger Sub or any of their respective Affiliates shall take, or omit to take, any action that would, or would reasonably be expected to, prevent or impede the Intended Tax Treatment.

Article VI

EMPLOYEE MATTERS

6.1           Benefit Protection. Employees of the Company as of immediately prior to the Closing who continue their employment with the Buyer immediately following the Closing are referred to herein as the “Continuing Employees.” During the period commencing on the Closing Date and ending on December 31, 2021 (the “Benefit Protection Period”) (or such earlier date as the applicable Continuing Employee’s employment terminates for any reason), Buyer shall, or shall cause a Subsidiary (including the Surviving Company) to, provide to each Continuing Employee with: (a) an annual base salary or base wages, as applicable, which is no less than the annual base salary or base wages, as applicable, provided to such Company Employee immediately prior to the First Effective Time; (b) short-term cash-incentive commission opportunities which are made pursuant to a commission plan substantially similar to the Company’s plan providing such cash-incentive commissions to Company Employees immediately prior to the First Effective Time; and (c) employee benefits (excluding equity or equity-based compensation, defined benefit pension or post-retiree medical benefits) in the aggregate which are substantially comparable in the aggregate to the employee benefits (excluding equity or equity-based compensation, defined benefit pension or post-retirement benefits) provided to such Company Employee immediately prior to the First Effective Time. Buyer shall, or shall cause a Subsidiary (including the Surviving Company) to, continue to maintain each medical and pharmaceutical insurance policy which the Company sponsored or maintained immediately prior to the First Effective Time in which the Continuing Employees shall remain eligible to participate and shall not amend the network of providers or benefits provided thereunder, in each case, through the end of the Benefit Protection Period. As soon as practicable following the Closing, Buyer shall provide each Continuing Employee (other than Key Executives) who holds unvested Company Options as of immediately prior to the First Effective Time with an equity award relating to shares of Buyer’s Class A common stock with an aggregate value (based on either Buyer’s most recent Internal Revenue Code Section 409A valuation or the publicly traded price of the Buyer’s Class A common stock, as applicable) that has been agreed upon between the Parties as memorialized in the email dated as of March 27, 2021 at 17:49 p.m. from the Company to Buyer.

6.2           Buyer Benefit Plan Treatment. Each Continuing Employee shall receive credit for their service with the Company (i) for all purposes (including eligibility, vesting, benefit accruals and level of benefits) under each employee benefit plan, program, policy, agreement or arrangement (other than for purposes of any benefit accruals under any defined benefit pension or eligibility under any post-retiree medical plan or arrangement) sponsored, maintained or contributed to by Buyer and any of its Affiliates (including the Surviving Company) (collectively, the “Buyer Benefit Plans”) in which such employee is eligible to participate following the Closing. Buyer shall, or shall cause, (a) any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods to be waived under each Buyer Benefit Plan with respect to each Continuing Employee and (b) the dollar amount of all co-payments, deductibles and similar out-of-pocket expenses incurred by each Continuing Employee (and his or her eligible dependents) under any Employee Plan providing health benefits to be recognized and credited under any Buyer Benefit Plan providing health benefits during the year in which such Continuing Employee becomes eligible to participate in such plan for purposes of satisfying such year’s co-payments, deductibles and similar out-of-pocket limitations.

6.3           Buyer 401(k) Plan. Buyer shall, or shall cause one of its Affiliates to, continue to maintain the Tock, Inc. 401(k) Plan (the “Company 401(k) Plan”) through December 31, 2021. Effective as of January 1, 2022, Buyer shall, or shall cause one of its Affiliates to, maintain or establish, a defined contribution plan that is intended to be tax-qualified (the “Buyer 401(k) Plan”) and in which the Continuing Employees shall be eligible to participate as of January 1, 2022, subject to satisfaction of eligibility provisions and after taking into account Section 0.

6.4           Treatment of Covenants. Notwithstanding the foregoing, nothing contained herein: (i) shall be treated as an amendment of or an undertaking to amend any Employee Plan or any employee benefit plan, program or arrangement maintained by the Company, Buyer, the Surviving Company or any of their respective Affiliates; (ii) is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person (including, without limitation, any director, officer or employee and any dependent or beneficiary thereof) other than the parties hereto and their respective successors and assigns; or (iii) entitles any Continuing Employee or any other person to remain employed by the Surviving Company or any other entity.

Article VII

SURVIVAL AND INDEMNIFICATION

7.1          Survival of Representations and Warranties and Covenants.

(a)           Except as set forth in the immediately succeeding sentences of this Section 7.1(a), each of the representations and warranties contained in this Agreement and all indemnification obligations pursuant to Section 7.2(a)(i)(1) and Section 7.2(b)(i) with respect thereto, shall survive the Closing and expire on the twelve (12) month anniversary of the Closing Date. The Fundamental Representations and all indemnification obligations pursuant to Section 7.2(a)(i)(1) and Section 7.2(b)(i) with respect to the Fundamental Representations, shall survive the Closing and expire on the three (3) year anniversary of the Closing Date. The Extended Representations shall survive the Closing and expire on the two (2) year anniversary of the Closing Date. All indemnification obligations pursuant to Section 7.2(a)(ii) survive the Closing and expire on the eighteen (18) month anniversary of the Closing Date. The survival period of each representation or warranty provided for in this Section 7.1(a) is hereinafter referred to as the “Survival Period.”

(b)           The obligations, covenants and agreements contained in this Agreement and any Transaction Document shall survive the Closing until the earliest of (i) two (2) years following the Closing, (ii) their earlier expiration or termination by their respective terms and (iii) until no further performance may be due thereunder.

(c)           Any representation, warranty, covenant, obligation or other agreement in respect of which indemnity may be sought under this Article VII, and any indemnification right (or potential right) or obligation with respect thereto provided for herein, shall survive the time at which it would otherwise terminate pursuant to Section 7.1(a) or Section 7.1(b) if written notice of the claim giving rise to such right (or potential right) of indemnification shall have been given to the Person from whom such indemnification may be sought prior to such time and, in any such case, notwithstanding anything herein to the contrary, such representation, warranty, covenant, obligation or other agreement shall survive in its entirety until any claim for indemnification related thereto is settled or resolved in accordance with the terms, conditions and procedures set forth in this Article VII.

7.2          Indemnification.

(a)          Subject to the limitations set forth in this Article VII, from and after the Closing, (x) the Company Holders (solely to the extent amounts pursuant to this Section 7.2(a) are recoverable from the Escrow Amount) and (y) the Sellers (as applicable, the “Stockholder Indemnitors”), severally and not jointly based on the pro rata allocation of each such Seller as set forth on Schedule 7.2(a), agrees to the fullest extent permitted by Law to indemnify, defend and hold harmless Buyer and its Affiliates (including the Surviving Company), and its and their respective Affiliates, directors, officers, employees, direct or indirect equityholders, agents and other authorized representatives and their respective successors and permitted assigns (the “Buyer Indemnified Persons”):

(i)           from and against any costs, fees or expenses (including reasonable and documented out-of-pocket fees of attorneys, accountants and other experts, costs of investigation and the costs of enforcing this Agreement and the other Transaction Documents), judgments, fines, claims, damages, assessments, losses, Liabilities, offsets, interest, awards, fines, penalties, payments, settlements, deficiencies, interest, disgorgements, suits, actions, royalties and diminution in value (collectively, “Losses”), which such Buyer Indemnified Person suffers resulting from or arising out of, any of the following matters:

(1)          any breach of or inaccuracy in any of the representations and warranties of the Company contained in Article II or of a Seller contained in any Joinder (disregarding all qualifications or limitations as to “materiality” and “Material Adverse Effect” and words of similar import set forth therein both for determining whether a breach has occurred and any Losses relating to such breach);

(2)          any nonfulfillment or breach by the Company or Sellers of any of their respective covenants or agreements contained in this Agreement or any Joinder required to be performed by the Company or Sellers from and after the Closing;

(3)          any Indebtedness or Sellers’ Transaction Expenses to the extent not included in the determination of the Final Merger Consideration;

(4)          any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or Proceeding by any current, former or alleged security holder of the Company (including against current or former directors of the Company or the Surviving Company) arising out of or relating to an inaccuracy in the calculation of the Distribution Allocation Schedule or the distribution of the Closing Cash Consideration, the Closing Equity Consideration, the Final Merger Consideration or any portion of the Escrow Amount or the Stockholder Representative Expense Amount distributed to the Company Holders; and

(5)          any Dissenting Share Payments.

(ii)          subject to Section 5.4 and Section 7.5, the specific matters set forth on Schedule 7.2(a)(ii).

(b)         Subject to the limitations set forth in this Article VII, from and after the Closing, Buyer agrees to the fullest extent permitted by Law to indemnify, defend and hold harmless the Company Holders and their respective Affiliates, successors and permitted assigns (the “Stockholder Indemnified Persons”) from and against any Losses which such Stockholder Indemnified Person suffers resulting from, based upon, attributable to, or arising out of, any of the following matters:

(i)           any breach of or inaccuracy in any of the representations and warranties of Buyer, First Merger Sub and Second Merger Sub made in Article III; and

(ii)           any nonfulfillment or breach by Buyer, First Merger Sub or Second Merger Sub of any of the covenants or agreements contained in this Agreement or any nonfulfillment or breach by the Surviving Company of any covenant or agreement contained in this Agreement required to be performed by the Surviving Company from and after the Closing.

7.3          Third Party Claims.

(a)          In order for a Person entitled to indemnification pursuant to Section 7.2 (an “Indemnified Party”) to seek any indemnification thereunder in respect of any claim asserted by any third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party must, within the applicable Survival Period, deliver a Notice of Claim to Buyer (in circumstances where Buyer is the Responsible Party) or the Stockholder Representative (in circumstances where the Sellers are the Responsible Party) of the Third Party Claim promptly (and in any event within ten (10) Business Days) after the Indemnified Party receives any written notice of any action against or involving the Indemnified Party by a third-party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification. The failure by an Indemnified Party to promptly deliver a Notice of Claim in accordance with this Section 7.3 (so long as the Notice of Claim is delivered before the expiration of the Survival Period) shall not affect the Indemnified Party’s right to receive indemnification under Section 7.2 with respect to such matter, except and only to the extent the Responsible Party is actually prejudiced by such failure. The Indemnified Party will reasonably cooperate and assist the Responsible Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.

(b)          Responsible Party shall have the right to assume and control the defense of any Third Party Claim at the its expense (subject to the limitations set forth in Section 7.7(b)), and the Indemnified Party and the Stockholder Representative (if the Sellers are the Indemnified Party) shall cooperate in good faith in such defense, including by making employees, information and documentation reasonably available; provided, that in the event the Sellers are (or are alleged to be the Responsible Party), the Sellers shall not have the right to control the defense of any Third Party Claim if the Indemnified Party is pursuing such Third Party Claim under the R&W Insurance Policy. In the event that Responsible Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, settle, compromise, resolve, make counterclaims or take any other actions pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party as it may determine in its sole and absolute discretion and without the prior consent of the Indemnified Party; provided, that Responsible Party shall keep the Indemnified Party and the Stockholder Representative (if the Sellers are the Indemnified Party), reasonably apprised of all material developments relating to such Third Party Claim, except where doing so would prejudice the Responsible Party’s rights.

(c)          If the Sellers are (or are alleged to be) the Responsible Party and have not assumed the defense of a Third Party Claim and Buyer has assumed the defense of such Third Party Claim (a “Buyer Indemnity Claim”) and Buyer receives the written consent of the Stockholder Representative with respect to the settlement, compromise or other resolution thereof, then the amount of such settlement, compromise or other resolution (including any fees or expenses of Buyer in connection with such Third Party Claim) shall be conclusively deemed to constitute Losses for which Buyer is entitled to indemnification from the Sellers under Section 7.2(a), and Buyer shall not be required to deliver a Notice of Dispute (or otherwise comply with the procedures set forth in Section 7.4) in respect of its indemnification for such Losses and shall receive recovery of such Losses in accordance with Section 7.8. If Buyer does receive the written consent of the Stockholder Representative with respect to the settlement, compromise or other resolution of all or any portion of a Buyer Indemnity Claim, then with respect to the portion of such Buyer Indemnity Claim for which consent was not received, Buyer’s right to indemnification with respect to its Losses arising from the settlement, compromise or other resolution which was not approved by the Stockholder Representative shall be subject to, and resolved in accordance with, the procedures set forth Section 7.4. In the event that the Stockholder Representative shall have consented in writing to the terms (including the amount) of any settlement, compromise or other resolution of a Third Party Claim, the Stockholder Representative shall not have any power or authority to object to the amount of any Losses covered by such settlement, compromise or other resolution.

(d)          Notwithstanding the foregoing, where the provisions of this Section 7.3 conflict with the provisions of Section 5.3 or Section 5.4 relating to any Claims or Proceedings in respect of the Taxes described therein, the provisions of Section 5.3 or Section 5.4, as applicable, shall control.

7.4          Procedures Relating to Indemnification for Non-Third Party Claims.

(a)          In order for an Indemnified Party to seek indemnification provided for under this Article VII in respect of, arising out of or involving a claim or demand that is not a Third Party Claim (or a Third Party Claim for which the Sellers may be the Responsible Party that was settled by Buyer without the consent of the Stockholder Representative), such Indemnified Party (or Buyer or the Stockholder Representative, as applicable, on such Person’s behalf) must provide Buyer (in circumstances where Buyer is the Responsible Party) or the Stockholder Representative (in circumstances where the Sellers are the Responsible Party) with a Notice of Claim setting forth in reasonable detail the basis for such Claim, the underlying facts then known to such Indemnified Party and a reasonable estimate based on the facts then known of the anticipated Losses with respect thereto. If the Responsible Party disputes all or any portion of the claim set forth in the Notice of Claim, it shall deliver written notice (a “Notice of Dispute”) of its objection to such claim to Buyer or the Stockholder Representative, as applicable, within thirty (30) days after receipt of such Notice of Claim (the “Claim Dispute Period”). The Notice of Dispute shall describe in reasonable detail the basis for such objection and the amount of the claim which the Responsible Party or the Stockholder Representative (if the Responsible Party is the Sellers) does not believe should be subject to indemnification. Notwithstanding anything herein to the contrary, Buyer shall not be precluded from making a claim for indemnification under this Section 7.4 in accordance with Section 7.3(c).

(b)          Upon receipt of any Notice of Dispute, both the Indemnified Party, the Responsible Party and the Stockholder Representative (if the Responsible Party is the Sellers) shall negotiate in good faith a resolution of such dispute. If a resolution cannot be reached by the Indemnified Party and the Responsible Party or the Stockholder Representative (if the Responsible Party is the Sellers) within thirty (30) day after the Indemnified Party’s receipt of the Notice of Dispute, the Parties may thereupon proceed to pursue any and all available remedies at Law.

(c)          Notwithstanding the foregoing, where the provisions of this Section 7.4 conflict with the provisions of Section 5.3 or Section 5.4 relating to Claims or Proceedings in respect of the Taxes described therein, the provisions of Section 5.3 or Section 5.4, as applicable, shall control.

7.5          Specific Indemnity Procedures. Notwithstanding anything to the contrary in this Article VII, subject to Section 5.4, the Responsible Party shall control the defense of any claim or proceeding related to claims for indemnification pursuant to Section 7.2(a)(ii) during the Survival Period (provided, that there is an amount then remaining in the Specific Indemnity Escrow Account) (the “Claim Control Period”). The Responsible Party shall consult with and consider in good faith the views of the Indemnified Party in connection with obtaining any consent, license, settlement, confirmation, action, or non-action from any Governmental Authority and on strategy and communications with any Governmental Authority; provided, that the Responsible Party shall not participate independently in any meeting or communication with a Governmental Authority without providing reasonable advance notice to the Indemnified Party and an opportunity to attend and participate in such meeting or communication. The Responsible Party must obtain the prior written consent of the Indemnified Party prior to entering into any settlement, decree, agreement or disposition of any claim or proceeding with respect to a claim or proceeding related to claims for indemnification pursuant to Section 7.2(a)(i)(4) during the Claim Control Period, unless the proposed settlement, decree, agreement or other disposition involves only the payment of money damages less than the amount then remaining in the Specific Indemnity Escrow Account and does not impose an injunction or other equitable relief on the Indemnified Party and does not involve any criminal matters or require any admission of wrongdoing. Any legal or other third party advisors and consultants retained by Buyer shall be at Buyer’s sole cost and expense.

7.6          Calculation of Losses; Determination of Application. For the purposes of calculating Losses to which the Buyer Indemnified Persons and the Stockholder Indemnified Persons are entitled under this Article VII, (i) such Losses shall not include any punitive, exemplary, special, indirect or punitive damages, except to the extent awarded to a third party in connection with a Third Party Claim, (ii) such Losses shall be reduced by the amount of any proceeds that an Indemnified Party actually receives from insurance policies, net of any costs of recovery or premium increases incurred in connection therewith, and such Indemnified Party shall use commercially reasonable efforts to seek recovery of such insurance proceeds, provided, however, that the failure to secure any such insurance proceeds shall not (A) be a condition of such Indemnified Party’s rights to any indemnification payments hereunder, or (B) reduce the amount of any such indemnification payments to such Indemnified Party, and (iii) such Losses shall be reduced by the amount of any recovery actually received by an Indemnified Party from any other Person in the form of contribution, indemnification or similar payments with respect to such Losses, net of any costs of recovery or premium increases incurred in connection therewith, and such Indemnified Party shall use good faith efforts to seek recovery of such amounts, provided, however, that the failure to secure any such amounts shall not (A) be a condition of such Indemnified Party’s rights to any indemnification payments hereunder, or (B) reduce the amount of any such indemnification payments to such Indemnified Party.

7.7          Limitations on Indemnification.

(a)          The Indemnified Parties shall be intended third party beneficiaries of this Article VII and are entitled to directly enforce the provisions thereof.

(b)          Except in the case of Fraud or a breach of a Fundamental Representation, the aggregate amount of all payments made by the Stockholder Indemnitors in satisfaction of claims for indemnification pursuant to Section 7.2(a)(i)(1) shall not exceed an amount equal to the Indemnity Escrow Amount and shall be payable solely out of the Indemnity Escrow Account.

(c)          Except in the case of Fraud, the aggregate amount of all payments made by the Stockholder Indemnitors in satisfaction of claims for indemnification for a breach of a Fundamental Representation pursuant to Section 7.2(a)(i)(1) shall not exceed the applicable portion of Final Merger Consideration actually received by such Stockholder.

(d)          Except in the case of Fraud, the aggregate amount of all payments made by the Stockholder Indemnitors in satisfaction of claims for indemnification pursuant to Section 7.2(a)(ii) shall not exceed an amount equal to the Specific Indemnity Escrow Amount and shall be payable solely out of the Specific Indemnity Escrow Account.

(e)          Each Stockholder Indemnitor shall only be responsible for indemnification for a breach of or inaccuracy in its own Joinder pursuant to Section 7.2(a)(i)(1), and no Stockholder Indemnitor shall be responsible for any breach of or inaccuracy in the Joinder of any other Stockholder Indemnitor.

(f)           Except in the case of Fraud, the aggregate amount of all payments made by Buyer in satisfaction of claims for indemnification pursuant to Section 7.2(b) shall not exceed an amount equal to the Final Merger Consideration.

(g)          Nothing contained in this Article VII shall restrict or prohibit Buyer from making and pursuing any claim under the R&W Insurance Policy.

7.8          Sources of Recovery; Indemnity Escrow Account; Specific Indemnity Escrow Amount.

(a)          From and after the Closing, to satisfy a claim by a Buyer Indemnified Person for indemnification pursuant to Section 7.2(a)(i)(1) (except in respect of breaches of Fundamental Representations or in the case of indemnification pursuant to Section 7.2(a)(i)(5)), such Buyer Indemnified Person shall have recourse, subject to the Survival Period with respect to any such claim not having passed and other limitations set forth in Article VII, to recover amounts owed in respect of such claim (i) first, from the Indemnity Escrow Account and (ii) second, solely under the R&W Insurance Policy in accordance with its terms.

(b)          From and after the Closing, to satisfy a claim by a Buyer Indemnified Person for indemnification pursuant to Section 7.2(a)(i)(1) (in respect of breaches of Fundamental Representations), Section 7.2(a)(i)(2), Section 7.2(a)(i)(3), Section 7.2(a)(i)(4), or Section 7.2(a)(i)(5), a Buyer Indemnified Person shall have recourse, subject to the Survival Period with respect to any such claim not having passed, to recover amounts owed in respect of such claim (i) first, from the Indemnity Escrow Account (provided, that a Buyer Indemnified Person shall have the right (but not the obligation) in its sole discretion, to recover from the Indemnity Escrow Account), (ii) second, with respect to Section 7.2(a)(i)(1) (in respect of breaches of Fundamental Representations) under the R&W Insurance Policy in accordance with its terms and (iii) third, to the extent not recoverable under the preceding clauses (i) or (ii), if applicable, from each Stockholder Indemnitor on a several, but not joint, basis in proportion to each such Stockholder Indemnitor’s Pro Rata Amount of the amounts owed in respect of such claim; provided, that, except in the case of Fraud by such Stockholder Indemnitor, the indemnification obligations of any Stockholder Indemnitor shall not exceed the applicable portion of the Final Merger Consideration received by such Stockholder Indemnitor.

(c)           From and after the Closing, to satisfy a claim by a Buyer Indemnified Person for indemnification pursuant to Section 7.2(a)(ii), a Buyer Indemnified Person shall have recourse, subject to the Survival Period with respect to any such claim not having passed, to recover amounts owed in respect of such claim only from the Specific Indemnity Escrow Account; provided, that, in the case of Fraud, a Buyer Indemnified Person shall have recourse, from each Stockholder Indemnitor on a several, but not joint, basis in proportion to each such Stockholder Indemnitor’s Pro Rata Amount of the amounts owed in respect of such claim.

(d)           In the event any Buyer Indemnified Person brings a claim for indemnification with respect to any Losses and such Losses are or are alleged to be indemnifiable pursuant to both (i) Section 7.2(a)(i)(1) and (ii) one or more of Sections 7.2(a)(ii)-(v), such Buyer Indemnified Person shall pursue recovery for such Losses (A) first, pursuant to Section 7.2(a)(i)(1) and, (B) second, to the extent not recoverable pursuant to Section 7.2(a)(i)(1), pursuant to the applicable provisions of Sections 7.2(a)(ii)-(v).

(e)           In the event Losses are to be paid out of the Indemnity Escrow Account in accordance with any of the provisions of this Article VII, Buyer and the Stockholder Representative shall each execute and deliver joint written instructions to the Escrow Agent and the Stockholder Representative as to (i) the amount of funds to be disbursed from the Indemnity Escrow Account and (ii) the manner in which such funds shall be disbursed by the Escrow Agent (an “Escrow Release Notice”). Such Escrow Release Notice shall be executed and delivered by the Stockholder Representative promptly (and in any event, no later than two (2) Business Days) after it is determined that Losses are to be paid out of the Indemnity Escrow Account in accordance with any of the provisions of this Article VII.

(f)            On the date that is the twelve (12) month anniversary of the Closing Date, the Stockholder Representative and Buyer shall jointly instruct the Escrow Agent to release the amount then remaining in the Indemnity Escrow Account less the aggregate amount of all unresolved claims against the Indemnity Escrow Funds made in good faith prior to such date pursuant to a duly delivered Notice of Claim or Notice of Dispute in accordance with the terms of this Article VII to the Payment Agent (for further distribution to the Company Holders in accordance with each such Company Holder’s Pro Rata Amount), subject to withholding for any Tax amounts required to be withheld under applicable Law.

(g)           On the date that is the six (6) month anniversary of the Closing Date, and the twelve (12) month anniversary of the Closing Date, the Stockholder Representative and Buyer shall jointly instruct the Escrow Agent to release the Specific Indemnity Incremental Release Amount from the Specific Indemnity Escrow Account less the aggregate amount of any claims recovered against the Specific Indemnity Escrow Funds and the aggregate amount of all unresolved claims against the Specific Indemnity Escrow Funds made in good faith prior to such date pursuant to a duly delivered Notice of Claim or Notice of Dispute in accordance with the terms of this Article VII to the Payment Agent (for further distribution to the Company Holders in accordance with each such Company Holder’s Pro Rata Amount), subject to withholding for any Tax amounts required to be withheld under applicable Law.

(h)           On the date that is the eighteen (18) month anniversary of the Closing Date, the Stockholder Representative and Buyer shall jointly instruct the Escrow Agent to release the amount then remaining in the Specific Indemnity Escrow Account less the aggregate amount of all unresolved claims against the Specific Indemnity Escrow Funds made in good faith prior to such date pursuant to a duly delivered Notice of Claim or Notice of Dispute in accordance with the terms of this Article VII to the Payment Agent (for further distribution to the Company Holders in accordance with each such Company Holder’s Pro Rata Amount), subject to withholding for any Tax amounts required to be withheld under applicable Law.

(i)            Upon final resolution of any dispute relating to a claim for Losses which Buyer is responsible pursuant to this Article VII, Buyer shall pay, or cause to be paid, such Losses to the Payment Agent (for further distribution to the Company Holders in accordance with each such Company Holder’s Pro Rata Amount), subject to withholding for any Tax amounts required to be withheld under applicable Law.

7.9          Adjustment to Closing Cash Consideration. The Parties agree that any indemnification payments made pursuant to this Agreement to Buyer or to the Company Holders shall be treated for U.S. federal income Tax purposes and applicable state, local or non-U.S. Tax purposes, as an adjustment to the Closing Cash Consideration, unless otherwise required pursuant to a final determination within the meaning of Section 1313 of the Code, or any analogous provision of applicable Law.

7.10        No Circular Recovery. Without limiting its rights under Section 7.2(b) of this Agreement, each Company Holder hereby agrees that it will not make any claim for indemnification against Buyer or the Surviving Company by reason of the fact that such Company Holder was a stockholder, option holder, controlling person, director, manager, employee or representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Person against any Company Holder under this Agreement (or the underlying facts and circumstances of any such claim) or otherwise relating to this Agreement or any of the transactions contemplated hereby. With respect to any claim brought by a Buyer Indemnified Person against the Sellers under this Agreement or otherwise relating to this Agreement or any of the transactions contemplated hereby, the Stockholder Representative shall not claim and the Sellers expressly waive any right of subrogation, contribution, advancement, indemnification or other claim against the Company with respect to any amounts owed by the Sellers or any Seller pursuant to this Article VII or otherwise. The R&W Insurance Policy will expressly exclude any right of subrogation against the Sellers by the insurer underwriting the R&W Insurance Policy; provided, however, that the R&W Insurance Policy shall not be required to exclude the R&W insurer’s right of subrogation with respect to Buyer’s rights against the Sellers in the case of Fraud by the Company.

7.11        Exclusive Remedy. Each of the parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article VII and Section 8.4 hereto shall be the exclusive remedy of the Buyer Indemnified Persons with respect to the transactions contemplated by this Agreement except for disputes under Section 1.13, which disputes under Section 1.13 will be resolved in accordance with the dispute resolution mechanism set forth in Section 1.13. After the Closing Date, no party may seek the rescission of the transactions contemplated by this Agreement.

7.12        Fraud. Nothing in this Agreement shall limit the liability of any Stockholder Indemnitor in the event of Fraud.

7.13        Stockholder Representative.

(a)                By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Holder shall be deemed to have approved the designation of, and hereby designates, Shareholder Representative Services LLC as the Stockholder Representative of the Closing for all purposes in connection with this Agreement and the agreements ancillary hereto. Each of the Company, the Surviving Company, Buyer, First Merger Sub and the Company Holders hereby acknowledges and agrees that the Stockholder Representative shall have full, sole and exclusive power and authority to enter into this Agreement, any other Transaction Documents and/or any other document or agreement reasonably related to the powers and duties of the Stockholder Representative set forth herein, and to take all actions which it believes are necessary or appropriate under this Agreement and any other Transaction Document (whether on behalf of itself and/or any of the Company Holders), including without limitation: (i) giving and receiving any notices, documents and instructions permitted or required under this Agreement or any other Transaction Document; (ii) receiving and accepting legal process in connection with any suit or Proceeding arising under this Agreement or any other Transaction Document; (iii) interpreting all of the terms and provisions of this Agreement or any other Transaction Document; (iv) authorizing payments to be made with respect to this Agreement and any other Transaction Document; (v) bringing claims with respect to, or waiving, any inaccuracies in the representation and warranties of Buyer and First Merger Sub contained in this Agreement or any other Transaction Document; (vi) defending and making: (A) any post-closing adjustment claim pursuant to Section 1.13), (B) any indemnity claim pursuant to Section 7.2 of this Agreement and/or (C) any other claims arising under or related to this Agreement and/or any other Transaction Document (including any and all transactions contemplated thereby) (each, a “Stockholder Claim” and collectively, the “Stockholder Claims”), (vii) consenting to, compromising or settling any and all Stockholder Claims; (viii) conducting negotiations with any Buyer Indemnified Person, any other Person and/or their respective agents regarding any and all Stockholder Claims; (ix) being indemnified pursuant to Section 7.2(b) or otherwise; (x) taking all other actions specified in or contemplated by this Agreement or any other Transaction Document; and (xi) engaging counsel, accountants or other representatives in connection with any of the foregoing matters. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full, sole and exclusive power and authority on behalf of itself and the Company Holders, to execute and deliver all documents necessary or desirable to carry out the intent, and to consent to any amendment hereof or any other Transaction Document. Any decision and/or action taken by the Stockholder Representative pursuant to the authority granted herein shall be effective and absolutely binding upon all of the Company Holders and no Company Holder shall have the right to object, dissent, protest or otherwise contest the same. It is acknowledged that the Stockholder Representative and its representatives have the sole and exclusive authority to negotiate, settle and/or resolve claims against the Company Holders hereunder and/or any other Transaction Document (other than claims which relate solely to a particular Company Holder).

(b)          The Stockholder Representative will incur no liability of any kind with respect to any action or omission by the Stockholder Representative in connection with the Stockholder Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholder Representative’s Fraud, gross negligence or willful misconduct. The Company Holders will indemnify, defend and hold harmless the Stockholder Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the Fraud, gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholder Representative by the Company Holders, any such Representative Losses may be recovered by the Stockholder Representative from (i) the funds in the Stockholder Representative Expense Amount and (ii) any other funds that become payable to the Company Holders under this Agreement at such time as such amounts would otherwise be distributable to the Company Holders; provided, that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, the Company Holders are not relieved from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor is the Stockholder Representative prevented from seeking any remedies available to it at law or otherwise. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c)          The Stockholder Representative is authorized, in its sole discretion, to comply with final, nonappealable Orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator and if the Stockholder Representative complies with any such Order, writ, judgment or decree, it shall not be liable to any Company Holder by reason of such compliance even though such Order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.

(d)          The appointment of the Stockholder Representative hereunder is coupled with an interest and therefore is irrevocable and shall survive the bankruptcy, dissolution or liquidation of any Company Holder, and any action taken by the Stockholder Representative pursuant to the authority granted in this Section 7.13 shall be effective and absolutely binding as the action of the Stockholder Representative; provided, however, that (i) all of the rights and obligations of the Stockholder Representative hereunder may be assigned by the Stockholder Representative to any successor-in-interest or Affiliate of the Stockholder Representative upon prior written notice to Buyer; and (ii) the Stockholder Representative may resign at any time, in which case a majority-in-interest of the Company Holders according to each Company Holder’s Pro Rata Amount shall appoint a new Stockholder Representative.

(e)          The Stockholder Representative Expense Amount will be deposited into an account as designated in the Distribution Allocation Schedule (the “Stockholder Representative Expense Account”) for the purpose of paying directly, or reimbursing the Stockholder Representative for, any third-party expenses arising in connection with the administration of the Stockholder Representative duties under this Agreement and the agreements ancillary hereto. The Company Holders will not receive any interest or earnings on the Stockholder Representative Expense Amount and irrevocably transfer and assign to the Stockholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholder Representative will not be liable for any loss of principal of the Stockholder Representative Expense Amount other than as a result of its Fraud gross negligence or willful misconduct. The Stockholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholder Representative’s responsibilities, the Stockholder Representative will deliver any remaining balance of the Stockholder Representative Expense Amount (i) for the account of the Stockholders to the Payment Agent for further distribution to such Stockholders and (ii) for the account of Option Holders to the Surviving Company for further distribution to such Option Holders via the Surviving Company’s payroll agent, in each case in proportion to their respective Pro Rata Amount, as set forth in the Distribution Allocation Schedule. For tax purposes, the Stockholder Representative Expense Amount will be treated as having been received and voluntarily set aside by the Company Holders at the time of Closing.

Article VIII

MISCELLANEOUS

8.1          Amendment. This Agreement may only amended other than in an instrument in writing signed by Buyer and the Stockholder Representative, which amendment, once so executed, shall be binding on all Parties as though direct signatories thereto.

8.2          Waiver. Any Party hereto may extend the time for the performance of any of the obligations or other acts required to be performed by another Party hereunder, waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto and waive compliance with any of such Party’s agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

8.3          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally recognized overnight courier for next Business Day delivery or by registered or certified mail (postage prepaid, return receipt requested) or by email (followed by nationally recognized overnight courier) as follows:

(a)	If to Buyer or Surviving Company:

Squarespace, Inc.

225 Varick Street
New York, NY 10014
E-mail: legal@squarespace.com
Attention: Legal Department

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
E-mail: Christopher.Barlow@skadden.com
Attention: Christopher Barlow

(b)	If to the Company Holders or to the Stockholder Representative:

Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attention: Managing Director Email: deals@srsacquiom.com Facsimile: (303) 623-0294

Telephone: (303) 648-4085

(c)	If to the Company (prior to the Closing):

Tock, Inc.
406 N Sangamon St, Fl 3
Chicago, IL 60642
E-mail: nick@tockhq.com
Attention: Nick Kokonas, CEO

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
E-mail: cabbinante@sidley.com; jblackburn@sidley.com

Attention: Chris E. Abbinante; Jonathan A. Blackburn

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance with this Section 8.3. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, upon delivery, (ii) in the case of nationally recognized overnight courier, on the Business Day immediately following the date of deposit with such courier, (iii) in the case of registered or certified mail, on the third (3rd) Business Day following the date of deposit in the mail and (iv) in the case of email, upon delivery if delivered prior to 6:00 P.M. New York, New York time on a Business Day (or, if after 6:00 P.M., on the next Business Day).

8.4          Specific Performance. The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury could be caused for which monetary damages may not be an adequate remedy. Accordingly, the Parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by any Company Holder, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, any Company Holder, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to seek to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement. None of the Parties shall be required to provide any bond or other security, or prove damages, in connection with seeking an order to specifically enforce this Agreement.

8.5          Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all schedules (including the Company Disclosure Schedule), exhibits and annexes hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. When a reference is made in this Agreement to Sections, subsections or exhibits, such reference shall be to a Section, subsection, or exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Except as otherwise specifically provided herein, the word “material,” when used in reference to any Party’s representations, warranties, covenants or agreements, shall mean material in relation to such Party. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any document or item will be deemed “delivered,” “provided” or “made available” (or words of similar import) within the meaning of this Agreement if a true, correct and complete copy of such document or item (together with all amendments, supplements or other modifications thereto) has been included in the Data Room at least two (2) Business Days prior to the date of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. All references in this Agreement to dollars or to $ are expressed in United States currency unless otherwise specifically indicated.

8.6          Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

8.7          Entire Agreement. This Agreement and the other Transaction Documents (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith or therewith constitute the entire agreement and supersede all prior representations, agreements, understandings and undertakings, whether written or oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof, and no Party is relying on any other prior oral or written representations, agreements, understandings or undertakings with respect to the subject matter hereof and thereof.

8.8          Assignment. This Agreement and the rights and obligations hereunder may not be assigned without the prior written consent of Buyer and the Stockholder Representative; provided, that Buyer may assign its rights and obligations hereunder to any Affiliate of Buyer or in connection with a direct or indirect change of control transaction with respect to the equity interests of the Surviving Company without the consent of the Stockholder Representative. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.9          No Third Party Beneficiaries. Except as set forth in Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties hereto any right, benefit or remedy under or by reason of this Agreement.

8.10         Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other (or further) exercise thereof or of any other right. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

8.11         Non-Recourse. Except to the extent expressly provided herein, no directors, managers, officers, employees, consultants, agents, direct or indirect equity holders or Affiliates of the Company, any Company Holder or Buyer shall have any personal liability to the Buyer, the Company, Company Holders, or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Company, Buyer, First Merger Sub or Second Merger Sub in this Agreement or any other Transaction Documents. Notwithstanding the foregoing, this Section 8.11 shall not apply to Section 7.12, which shall be enforceable by the Stockholder Representative in its entirety against the Company Holders.

8.12         Governing Law; Venue. This Agreement and the legal relations between the Parties hereto shall be governed by and construed in accordance with the Law of the State of Delaware, without regard to the conflict of laws rules thereof. Each party agrees to personal jurisdiction in any action brought in any court, Federal or State, within the State of Delaware having subject matter jurisdiction over the matters arising under this Agreement. Any suit, action or Proceeding arising out of or relating to this Agreement shall only be instituted in the State of Delaware. Each Party waives any objection which it may have now or hereafter to the laying of the venue of such action or Proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or Proceeding.

8.13         Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8.14         Counterparts. This Agreement may be executed in one or more counterparts including by electronic transmission in portable document format (.pdf), which when taken together shall constitute one and the same agreement.

8.15         Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated by Buyer, by written notice to the Company (including by electronic mail), at any time prior to the First Effective Time if the Company has not delivered to Buyer the duly executed Written Consent signed by the Requisite Stockholders prior to the date that is one (1) Business Day after the date hereof. In the event of the termination of this Agreement pursuant to this Section 8.15, this Agreement shall thereafter become void and have no further force and effect, and no Party hereto (nor any of its Affiliates) shall have any liability to any other Person under this Agreement; provided that (i) the obligations of the Parties hereto contained in Section 7.12(b), in this Section 8.15 and Article VIII (other than Section 8.4) shall survive the termination of this Agreement and (ii) nothing herein shall relieve any Party hereto from any liability or damages for breach of this Agreement.

8.16         Representation of the Company Holders. The parties to this Agreement acknowledge and agree that Sidley Austin LLP has represented the Company Holders in connection with the entry into this Agreement and the consummation of the transactions contemplated hereby, provided that all files of Sidley Austin LLP relating to this Agreement or any of the transactions contemplated by this Agreement shall be deemed to be files relating to Sidley Austin LLP’s representation of the Company Holders and not the Company. Buyer agrees, on its own behalf and on behalf of the Buyer Indemnified Persons, that, following the Closing, Sidley Austin LLP may serve as counsel to Company Holders or any of their respective officers, directors or Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or any other matters, notwithstanding any representation by Sidley Austin LLP prior to the Closing of the Company. Buyer and the Company hereby (i) waive any claim they have or may have that Sidley Austin LLP has a conflict of interest or is otherwise prohibited from engaging in such representation, and (ii) agree that, in the event that a dispute arises after the Closing between Buyer, the Company and any Company Holder or any Affiliate of a Company Holder, Sidley Austin LLP may represent such Company Holder or any of Affiliates of such Company Holder in such dispute even though the interests of such person(s) may be directly adverse to Buyer or the Company and even though Sidley Austin LLP may have represented the Company in a matter substantially related to such dispute. Buyer and the Company also further agree that, as to all communications among Sidley Austin LLP and the Company, the Company Holders and the Company Holders’ Affiliates and representatives, that relate in any way to this Agreement or the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to and may be controlled by the Company Holders and shall not pass to or be claimed by Buyer or the Company. To the extent any files of Sidley Austin LLP in respect of this Agreement or the transactions contemplated by this Agreement constitute property of the client, only the Company Holders (and not the Company) will hold such property rights. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company and a third party other than a party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Sidley Austin LLP to such third party; provided, however, that the Company may not waive such privilege voluntarily without the prior written consent of the Stockholder Representative.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BUYER

SQUARESPACE, INC.

By:	/s/ Anthony Casalena
Name: Anthony Casalena
Title: Founder & CEO

FIRST MERGER SUB

TREMONT 2021 ACQUISITION CORP.

By:	/s/ Marcela Martin
Name: Marcela Martin
Title: President

SECOND MERGER SUB

TREMONT 2021 ACQUISITION II LLC

By:	/s/ Marcela Martin
Name: Marcela Martin
Title: Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY

TOCK, INC.

By:	/s/ Nicholas Kokonas
Name: Nicholas Kokonas
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

STOCKHOLDER REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

Annex A

Defined Terms

For purposes of this Agreement, the following terms shall have the following meanings:

“280G Shareholder Vote” has the meaning set forth in Section 2.11(l).

“Accountant” has the meaning set forth in Section 1.13(c).

“Accounting Methodology” means, to the extent consistent with GAAP, the accounting principles, methodologies, judgments, procedures and practices of the Company, as applied in the preparation of the Financial Statements, and if inconsistent with GAAP, then GAAP.

“Accounts Receivable” means the Company’s accounts and notes receivable, net of reserves related thereto, plus all deposits receivable, advances receivable and rights to rebates and refunds of any type, in each case, to the extent receivable within the ninety (90) days following the Closing Date.

“Accredited Investor” has the meaning ascribed to that term is defined in Rule 501 of Regulation D of the Securities Act.

“Actual Cash” has the meaning set forth in Section 1.13(b).

“Actual Indebtedness” has the meaning set forth in Section 1.13(b).

“Actual Sellers’ Transaction Expenses” has the meaning set forth in Section 1.13(b).

“Actual Working Capital” has the meaning set forth in Section 1.13(b).

“Adjusted Closing Cash Consideration” has the meaning set forth in Section 1.13(d).

“Adjustment Escrow Account” has the meaning set forth in Section 1.5(b)(iv).

“Adjustment Escrow Amount” means $400,000.

“Adjustment Escrow Funds” means the Adjustment Escrow Amount, and all interest and earnings thereon, as may be reduced from time to time as a result of disbursements thereof pursuant to the Escrow Agreement.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Option Closing Cash Consideration” has the meaning set forth in Section 1.8(b)(ii).

“Aggregate Option Exercise Price” means the aggregate exercise prices of each of the Cashed-Out Company Options, if any.

“Agreement” has the meaning set forth in the Preamble.

“Alinea” has the meaning set forth in Section 1.5(a)(x).

“Balance Sheet Date” has the meaning set forth in Section 2.8(a).

“Beneficially Own” means, with respect to any securities, having “beneficial ownership” for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof. Similar terms such as “Beneficial Ownership” and “Beneficial Owner” have the corresponding meanings.

“Benefit Protection Period” has the meaning set forth in Section 6.1.

“Bonus Award Amount” means $972,500.

“Business” means the business of the Company of creating, developing, operating and maintaining a platform and application that facilitates reservation, guest, table management, takeout, pickup and delivery, and event management ticketing systems and related services.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.3.

“Buyer Benefit Plans” has the meaning set forth in Section 0.

“Buyer Class A Common Shares” has the meaning set forth in Section 3.9(a).

“Buyer Class B Common Shares” has the meaning set forth in Section 3.9(a).

“Buyer Class C Common Shares” has the meaning set forth in Section 3.9(a).

“Buyer Common Stock” means Class C Common Stock of Buyer, $0.0001 par value per share.

“Buyer Disclosure Schedule” has the meaning set forth in Article III.

“Buyer Financial Statements” has the meaning set forth in Section 3.6(a).

“Buyer Indemnified Persons” has the meaning set forth in Section 7.2(a).

“Buyer Indemnity Claim” has the meaning set forth in Section 7.3(c).

“Buyer Prepared Returns” has the meaning set forth in Section 5.1(a).

“Buyer Series A-1 Preferred Shares” has the meaning set forth in Section 3.9(a).

“Buyer Series A-2 Preferred Shares” has the meaning set forth in Section 3.9(a).

“Buyer Series B Preferred Shares” has the meaning set forth in Section 3.9(a).

“Buyer Shares” has the meaning set forth in Section 3.9(a).

“Cash” means all cash and the fair market value of all cash equivalents that are immediately convertible into cash of the Company (without giving effect to the transactions contemplated by this Agreement), in each case, determined in accordance with the Accounting Methodology and held in any account of the Company, (i) excluding the amount of any (A) issued but uncleared checks, wires or drafts and any cash overdrafts or other negative balances (B) any cash or cash equivalents not freely distributable due to legal, regulatory or contractual constraints or otherwise of the type commonly referred to as “restricted” or “trapped” cash, (C) any deposits of third parties, cash held as collateral, and any sales, condemnation or insurance proceeds from the occurrence of any sale, condemnation, casualty or loss event with respect to any properties or assets of the Company, and (D) GMV Cash, and (ii) including checks and drafts deposited, and deposits in transit, occurring from the normal course of business for typical receipts or collections from third parties, for the account of the Company or on hand at the Company or available for deposit for the account of the Company. All GMV clearing accounts shall be included in the calculation of GMV Cash.

“Cash-Only Share” has the meaning set forth in Section 1.8(a)(i).

“Cash-Only Share Consideration” has the meaning set forth in Section 1.8(a)(i).

“Cashed-Out Company Option” means each Company Option (or portion thereof) that, as of immediately prior to the First Effective Time, is vested, unexpired, outstanding and unexercised (including any portion of a Company Option that becomes vested as a result of the transactions contemplated by this Agreement pursuant to the terms of the under award agreement or action taken by the Company in accordance with Section 1.8(b)(i) of this Agreement) and has a per share exercise price that is lower than the Closing Per Share Merger Consideration.

“Certificate of Incorporation” means that certain Third Amended and Restated Certificate of Incorporation of the Company, dated as of June 16, 2020, as amended, modified or supplemented from time to time prior to the Closing.

“Claim” means any claim, suit, action, arbitration, cause of action, complaint, criminal prosecution, demand letter, charge, audit, assessment, inquiry, investigation, or Proceeding, whether at law or in equity, before or by any Governmental Authority.

“Claim Control Period” has the meaning set forth in Section 7.5.

“Claim Dispute Period” has the meaning set forth in Section 7.4(a).

“Class A Common Shares” has the meaning set forth in Section 2.3(a).

“Class A Common Stock” means Class A common stock of the Company, $0.00001 par value per share.

“Closing” has the meaning set forth in Section 1.3.

“Closing Cash Consideration” means an amount in U.S. dollars equal to (i) $225,000,000, plus (ii) the aggregate amount of Estimated Cash, minus (iii) the aggregate amount of the Estimated Indebtedness, minus (iv) the aggregate amount of Estimated Sellers’ Transaction Expenses, minus (v) the amount, if any, by which Estimated Working Capital is less than Target Working Capital (a “Downward Closing Working Capital Adjustment”), plus (vi) the amount, if any, by which Estimated Working Capital is greater than Target Working Capital (an “Upward Closing Working Capital Adjustment”), plus (vii) the Cash-Only Share Consideration, plus (viii) the Cash-Only Option Consideration minus (ix) the Escrow Amount, minus (ix) the Stockholder Representative Expense Amount.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Equity Consideration” means 2,776,949 shares of Buyer Common Stock less the number of shares of Buyer Common Stock with an aggregate value equal to the sum of (i) the Cash-Only Share Consideration and (ii) the Cash-Only Option Consideration.

“Closing Per Share Merger Consideration” means an amount equal to (i) the sum of (A) the Closing Cash Consideration, (B) the cash value of the Closing Equity Consideration (as set forth in the Distribution Allocation Schedule), and (C) the Aggregate Option Exercise Price, divided by (ii) the Fully Diluted Number of Shares.

“COBRA” has the meaning set forth in Section 2.11(g).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Shares” has the meaning set forth in Section 2.3(a).

“Common Stock” means common stock of the Company, $0.00001 par value per share.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Bylaws” means those certain Bylaws of the Company, adopted as of September 30, 2016, as amended, modified or supplemented from time to time prior to the Closing.

“Company Disclosure Schedule” has the meaning set forth in Article II.

“Company Holders” means the Stockholders and the Option Holders.

“Company Intellectual Property” has the meaning set forth in Section 2.15(b).

“Company Option Plan” means the Tock, Inc. 2016 Equity Incentive Plan.

“Company Options” means each unexercised option to purchase Common Shares that is outstanding immediately prior to the First Effective Time, whether or not vested or exercisable, granted under the Company Option Plan or otherwise.

“Company Permits” has the meaning set forth in Section 2.7(b).

“Company Shares” has the meaning set forth in Section 2.3(a).

“Company Software” has the meaning set forth in Section 2.15(a).

“Company Stockholder Approval” has the meaning set forth in Section 2.4.

“Confidential Information” means nonpublic information, knowledge, or data relating to the business of the Company, including (i) any information, knowledge, or data which the Company treat as proprietary, (ii) any and all Company Intellectual Property, know-how, research and development information, plans, proposals, technical data, copyright works, financial, trade secrets, marketing and business data, customer lists, pricing and cost information, information related to the Company Intellectual Property, business and marketing plans, customer and supplier lists, or Personal Information, and (iii) all copies of any of the foregoing or any analyses, studies or reports that contain, are based on, or reflect any of the foregoing, in each case, whether oral or in writing, and whether or not marked, labeled, or otherwise identified as “confidential” or the like and whether or not developed independently prior to or during any affiliation with the Company.

“Contaminants” has the meaning set forth in Section 2.15(k).

“Continuing Employees” has the meaning set forth in Section 6.1.

“Contract” means any written or oral contract, lease, agreement, bond, note, mortgage, indenture agreement, subcontract, license, purchase order, or other legally binding arrangement, understanding, undertaking, commitment or obligation.

“Current Assets” means, with respect to the Company, without duplication, all current assets of the Company as calculated in accordance with the Accounting Methodology and in a manner consistent with the example calculation set forth on Annex C hereto.

“Current Liabilities” means, with respect to the Company, without duplication, all current liabilities of the Company as calculated in accordance with the Accounting Methodology and in a manner consistent with the example calculation set forth on Annex C hereto.

“D&O Tail Policy” has the meaning set forth in Section 4.5.

“Data Room” means the online data room hosted by Datasite entitled “Data Room 2021”.

“Deferred Payroll Taxes” means any “applicable employment taxes” of the Company the payment of which has, as of the date of this Agreement, been deferred pursuant to Section 2302 of the Coronavirus Aid, Relief and Economic Security (CARES) Act.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Share Payments” means (i) any payment in respect of Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such Dissenting Shares in accordance with this Agreement, and (ii) any Losses, including attorneys’ fees, costs and expenses in connection with any Claim, action or Proceeding or in connection with any investigation, in respect of any Dissenting Shares.

“Dissenting Shares” has the meaning set forth in the Section 1.12.

“Distribution Allocation Schedule” has the meaning set forth in the Recitals.

“DLLCA” has the meaning set forth in the Recitals.

“Employee Plan” has the meaning set forth in Section 2.11(a).

“Employment Documents” has the meaning set forth in the Recitals.

“Employment Laws” means all Laws governing labor and employment, including Laws relating to employment practices, wages, hours, classification of workers, affirmative action, collective bargaining, discrimination, harassment, sexual harassment, disability, unemployment insurance, termination, retaliation, civil rights, terms and conditions of employment, immigration, safety and health, mass layoff, plant closings, and termination of service, including to the extent applicable, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act (29 U.S.C. 201, et seq.), the Americans with Disabilities Act, the Occupational Safety and Health Act, the Family Medical and Leave Act (29 U.S.C. 2601, et seq.), the National Labor Relations Act of 1935, Executive Order 11246 and any other executive orders or regulations governing affirmative action, the Worker Readjustment and Notification Act (29 U.S.C. § 2101) (collectively, with any similar foreign, state, or local Law, “WARN”) and other applicable employment Laws, including foreign Laws.

“Environmental Laws” means any Laws relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances, (ii) the manufacture, handling, transport, use, treatment, storage, emission, discharge, or disposal of Hazardous Substances or materials containing Hazardous Substances, or (iii) pollution or protection of the environment or of human health and safety as such is affected by Hazardous Substances or materials containing Hazardous Substances.

“Environmental Permits” means any Permit issued pursuant to the Environmental Laws.

“ERISA” has the meaning set forth in Section 2.11(a).

“ERISA Affiliate” means each trade or business (whether or not incorporated) under common control with, or otherwise treated as a single employer with, the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” means American Stock Transfer & Trust Company, LLC.

“Escrow Agreement” means that certain Escrow Agreement, by and among the Escrow Agent, Buyer and the Stockholder Representative, substantially in the form attached hereto as Exhibit D.

“Escrow Amount” means an amount in U.S. dollars equal to the sum of (i) the Adjustment Escrow Amount, plus (ii) the Indemnity Escrow Amount plus (iii) the Specific Indemnity Amount.

“Escrow Release Notice” has the meaning set forth in Section 7.8(e).

“Estimated Cash” has the meaning set forth in Section 1.13(a).

“Estimated Indebtedness” has the meaning set forth in Section 1.13(a).

“Estimated Sellers’ Transaction Expenses” has the meaning set forth in Section 1.13(a).

“Estimated Working Capital” has the meaning set forth in Section 1.13(a).

“Excess Adjustment Amount” has the meaning set forth in Section 1.13(d)(i).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Extended Representations” means the representations and warranties set forth in Section 2.15 (Intellectual Property and Information Technology, Privacy).

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“Final Cash” has the meaning set forth in Section 1.13(b).

“Final Indebtedness” has the meaning set forth in Section 1.13(b).

“Final Merger Consideration” means an amount equal to the sum of (i) the Closing Cash Consideration, (ii) the Closing Equity Consideration, (iii) the payments, if any, required to be made to the Payment Agent for the benefit of the Stockholders pursuant to Section 1.13, (iv) the Escrow Amount less any amounts payable therefrom to Buyer or any Buyer Indemnified Person pursuant to this Agreement or the Escrow Agreement, and (iv) any amounts with respect to the Stockholder Representative Expense Account returned pursuant to Section 7.13(e).

“Final Sellers’ Transaction Expenses” has the meaning set forth in Section 1.13(b).

“Final Working Capital” has the meaning set forth in Section 1.13(b).

“Financial Statements” has the meaning set forth in Section 2.8(a).

“First Effective Time” has the meaning set forth in Section 1.4(a).

“First Merger” has the meaning set forth in the Recitals.

“First Merger Certificate” has the meaning set forth in Section 1.1(a).

“First Merger Sub” has the meaning set forth in the Preamble.

“First-Step Surviving Corporation” has the meaning set forth in Section 1.1(b).

“Form Customer Contracts” has the meaning set forth in Section 2.21(d).

“Fraud” means common law fraud, but not equitable fraud or fraud by negligent or innocent mistake, in each case, as defined under applicable Law.

“Fully Diluted Number of Shares” means the number of Company Shares issued and outstanding as of immediately prior to the First Effective Time and shall be calculated assuming that all Cashed-Out Company Options are vested and exercised and all Other Convertible Securities that are directly or indirectly exercisable, convertible or exchangeable for Company Shares have been so exercised, converted or exchanged.

“Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization and Qualification), Section 2.3 (Capitalization), Section 2.4 (Authority; Enforceability), Section 2.5 (No Conflict; Required Filings and Consents), Section 2.19 (Brokers), Section 3.1 (Organization and Qualification), Section 3.2 (Authority; Enforceability), Section 3.3 (No Conflict; Required Filings and Consents) and Section 3.7 (Brokers) and the representations and warranties of the Seller set forth in the Joinder.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GMV Cash” means gross merchandise volume cash held by the Company in a temporary capacity on behalf of its customers as calculated in accordance with the Accounting Methodology and in a manner consistent with the example calculation set forth on Annex C hereto.

“Governmental Approval” means any consent, approval, Order or authorization of, or registration, declaration or Filing with, any Governmental Authority.

“Governmental Authority” means any (i) supernational, federal, national, regional, state, provincial, municipal, local, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any court, branch, department, official, entity or political subdivision or agency thereof, including any administrative agency or commission), or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal, arbitrator or mediator.

“Grant Date” has the meaning set forth in Section 2.3(f).

“Hazardous Substances” means (i) those substances, materials or wastes defined as toxic, hazardous, acutely hazardous, pollutants or contaminants, in, or regulated under, any Environmental Law, and all Regulations thereunder and any analogous foreign or state statutes, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, and (iv) polychlorinated biphenyls, asbestos, molds that would reasonably be expected to have an adverse effect on human health and urea formaldehyde foam insulation.

“Indebtedness” means, without duplication, all obligations of the Company consisting of all (i) indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured, (ii) indebtedness represented by bonds, notes, debentures or other securities or similar instruments, in each case, including the outstanding principal amount and accrued and unpaid interest related thereto, and any fees, expenses and other payment obligations related thereto (including any prepayment penalties, premiums, costs, breakage or other amounts payable as a result of the consummation of the transactions contemplated by this Agreement), (iii) liabilities with respect to any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are required to be classified and accounted for as capital leases under GAAP, (iv) obligations for the deferred purchase price of property, assets or services, including “purchase price adjustments”, “earn-outs” and “seller notes” (but excluding any trade payables or accrued expenses arising in the ordinary course of business), (v) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances, performance bonds, bank overdrafts or other similar instruments, in each case, solely to the extent drawn, (vi) off-balance-sheet arrangements within the meaning of Item 303 of Regulation S-K of the Securities Act and the rules and regulations promulgated thereunder, (vii) obligations, including any costs or fees, with respect to any interest rate, currency swap, cap, forward, or other similar arrangements designed to provide protection against fluctuations in any price or rate, (viii) all current but unpaid income and franchise Tax liabilities of the Company attributable to Pre-Closing Tax Periods (determined under the principles of Section 5.2) and liabilities for the Deferred Payroll Taxes of the Company, (ix) obligations under sale-and-lease back transactions, (x) aggregate amounts of any declared but unpaid distributions or dividends to equityholders and (xi) guarantees by the Company (to the extent of the amount of such guarantees) of any obligations of the type described in the foregoing clauses (i) through (ix), (xii) obligations of the type described in the foregoing clauses (i) through (xi), that are secured by any Lien on any property or asset of the Company (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured, and (xiii) amounts necessary and sufficient to retire each of the foregoing items of indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges and other fees, penalties, premiums, indemnities, brokerage costs or payments (prepayment or otherwise) necessary and sufficient to retire such indebtedness at Closing.

“Indemnified Party” has the meaning set forth in Section 7.3(a).

“Indemnity Escrow Account” has the meaning set forth in Section 1.5(b)(iv).

“Indemnity Escrow Amount” means $ 1,556,250.

“Indemnity Escrow Funds” means the Indemnity Escrow Amount, and all interest and earnings thereon, as may be reduced from time to time as a result of disbursements thereof pursuant to the Escrow Agreement.

“Information Statement” has the meaning set forth in Section 4.2(b).

“Intellectual Property” means all intellectual property of any type or nature, however denominated, protected, created or arising under the Law anywhere in the world, including (i) all trademarks, trade names, service marks, service names, logos, product names, corporate names, assumed names, trade dress and all other indicia of source and origin, whether registered or unregistered, and all applications for the registration thereof, together will all of the goodwill associated therewith, (ii) Internet domain names and social media accounts, (iii) all works of authorship and all copyrights (whether registered or unregistered), including all copyrights in websites, and applications for registration thereof, (iv) proprietary data, database rights, and proprietary rights in Software, (v) all classes and types of patents, including originals, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part, patent applications and patent disclosures, (vi) trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice), and other confidential and proprietary know-how, information, ideas, methods, procedures, processes, specifications, plans, proposals, improvements, inventions, applications, tools, supplier lists, that in each case derive independent economic value from not being generally known and not being readily ascertainable by proper means (all of the foregoing in subsection (vi) collectively, “Trade Secrets”), (vii) rights of publicity, (viii) moral rights and rights of attribution, (ix) any and all registrations, applications for registration, renewals, extensions, revisions or restorations, common-law rights and statutory and contractual rights relating to any of the foregoing and (x) all claims or causes of action arising out of or related to past, present or future infringement or misappropriate of the foregoing.

“IP Licenses” has the meaning set forth in Section 2.6(a)(viii).

“Joinder” has the meaning set forth in the Preamble.

“Key Executives” means Nick Kokonas, Brian Fitzpatrick and Jeff Kaplan.

“Knowledge” means, with respect to the Company, the knowledge of Nick Kokonas, Brian Fitzpatrick, Jeff Kaplan, Stephen Bernacki and Alexandra Kleiman.

“Labor Union” has the meaning set forth in Section 2.12(a).

“Law” means all federal, provincial, state, municipal, local and foreign laws (including common law), statutes, rules, standards, formal guidance, ordinances, directives, Regulations, codes, promulgations, treaties, resolutions, decrees, writs, agency requirements and similar mandates and Orders of any Governmental Authority.

“Lease” has the meaning set forth in Section 2.13(b).

“Leased Real Property” has the meaning set forth in Section 2.13(b).

“Letter of Transmittal” has the meaning set forth in Section 1.10(b).

“Liability” means any debt, liability or obligation of any nature or kind whatsoever (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, determined, determinable or otherwise, directly incurred or consequential, due or to become due, and whether or not required to be accrued on financial statements prepared in accordance with GAAP and on a consistent basis with the Company’s past practices).

“Lien” means any lien (statutory or otherwise), charge, pledge, Claim, encumbrance, security interest, mortgage, deed of trust, hypothecation, encumbrance, community property interest, limitation on voting rights, option, buy/sell agreement, servitude, or any other lien of any nature or kind whatsoever (other than, in the case of a security, any restriction on transfer of such security arising solely under federal or state securities Laws); provided, however, that the term “Lien” shall not include (i) liens for Taxes that are not yet due and payable or that are being contested in good faith through appropriate proceedings and which are adequately reserved or accrued for in the Financial Statements in accordance with GAAP, (ii) statutory liens in favor of carriers, warehousemen, mechanics and materialmen or other similar liens, (iii) general restrictions on transfer of securities imposed by applicable state, federal and foreign securities Laws, and (iv) non-exclusive licenses of Company Intellectual Property granted by the Company in the ordinary course of business.

“Losses” has the meaning set forth in Section 7.2(a).

“Marketplace” means a physical or electronic medium through which persons other than the owner or operator of the medium make sales of taxable items, which may include a store, Internet website, software application, or catalog.

“Marketplace Facilitator Laws” means any law that shifts responsibility for tax collection and remittance from a Marketplace Seller to a Marketplace Facilitator.

“Marketplace Facilitator” means a Person who, pursuant to an agreement with an unrelated third-party Marketplace Seller, directly or indirectly through one or more Affiliates facilitates a sale by such unrelated third-party Marketplace Seller by (i) providing the Marketplace in which, or by means of which, such sale takes place or the offer of sale is accepted and (ii) collecting receipts paid by a purchaser to a Marketplace Seller for the underlying item of property.

“Marketplace Seller” means a Person that sells or offers to sell property through a Marketplace operated by an unrelated third-party Marketplace Facilitator.

“Material Adverse Effect” means any change, event, effect, change of facts, circumstance, or occurrence (collectively, “Events”) that, (a) individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the assets, liabilities, business, condition or results of operations of the Company; provided that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any Event arising from (i) an event or circumstance or series of events or circumstances affecting the United States or the global or regional economy generally or capital, credit or financial markets generally, including changes in interest or exchange rates and any suspension of trading in securities, (ii) political conditions of the United States or any other country or jurisdiction in which the Company operates, (iii) any changes that are generally applicable to the industries in which the Company operates or in which services of the Company are used, (iv) any changes in applicable Law or GAAP, (v) any hostilities, acts of war, sabotage, terrorism or military actions or escalation of any hostilities, acts of war, sabotage, terrorism or military actions, or (vi) any failure by the Company to meet its financial projections (it being understood and agreed that the underlying facts and circumstances may be taken into account in determining whether there has been a Material Adverse Effect); provided, further, that with respect to any matter described in the foregoing clauses (i), (ii), (iii), (iv) or (v), such matter shall only be excluded to the extent such matter does not have a disproportionate effect on the Company relative to other comparable entities operating in the industry or industries in which the Company operates; or (b) materially delays, impairs or prevents the Company’s ability to consummate the transactions contemplated by this Agreement.

“Material Contracts” has the meaning set forth in Section 2.6(a).

“Material Customers” has the meaning set forth in Section 2.21(a).

“Material Vendors” has the meaning set forth in Section 2.21(a).

“Mergers” has the meaning set forth in the Recitals.

“Notice of Claim” means a written notice that describes the nature of the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) or claim pursuant to which actual or reasonably anticipated Losses are being claimed by the Indemnified Party.

“Notice of Dispute” has the meaning set forth in Section 7.4(a).

“Off-the-Shelf IP” means Software or other Intellectual Property obtained from a third Person on general commercial terms that was licensed for payments of less than $25,000 in the aggregate and requires license, maintenance, support and other ongoing fees of less than $25,000 per year.

“Open Source Materials” means any Software or materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under any similar licensing or distribution model (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Option Holder” means each holder of Company Options.

“Order” means any judgment, order, injunction, ruling, decree, determination or award of, any settlement under the jurisdiction of, or other restriction of, any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate of incorporation, the articles of incorporation, bylaws, articles of organization, certificate of formation, operating agreement, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, all stockholders’ agreements, all voting agreements, all voting trusts, all buy-sell agreements, all investor rights agreements, or any other legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Other Convertible Securities” means any right, option, indebtedness or security of the Company (excluding the Company Options and the Preferred Shares) that is directly or indirectly exercisable, convertible or exchangeable for Company Shares or other equity interests or securities of the Company and that is outstanding immediately prior to the First Effective Time.

“Party” has the meaning set forth in the Preamble.

“Payment Administration Agreement” means that certain Payment Administration Agreement, by and among Buyer, the Stockholder Representative and the Payment Agent, substantially in the form attached hereto as Exhibit E.

“Payment Agent” means American Stock Transfer & Trust Company, LLC.

“Payment Fund” has the meaning set forth in Section 1.10(a).

“Permits” mean all franchises, authorizations, consents, approvals, licenses, registrations, certificates, Orders, permits or other rights and privileges issued by any Governmental Authority.

“Person” means an individual, Governmental Authority, corporation, partnership, association, trust, unincorporated organization, limited liability company or other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Personal Information” means any information that is considered personally identifiable information, personal information or personal data under applicable Privacy Laws.

“Policies” has the meaning set forth in Section 2.16.

“Post-Closing Financial Statement” has the meaning set forth in Section 1.13(b).

“Pre-Closing Buyer Prepared Returns” has the meaning set forth in Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period that ends at the close of the Closing Date.

“Pre-Closing Taxes” means any and all Taxes of the Company for any Pre-Closing Tax Period (with the Taxes of the Company for any Straddle Period that are attributable to the portion of such Straddle Period that is a Pre-Closing Tax Period determined in accordance with the principles of Section 5.2), regardless of whether a Tax Return is required to be filed or such Taxes are required to be paid before the Closing Date, including, (i) Taxes of another Person for which the Company is liable as a result of having been a member of an affiliated, consolidated, combined or unitary group prior to the Closing, including pursuant to Treasury Regulations section 1.15026 or any analogous or similar state, local or non-U.S. Law or Regulation, (ii) Taxes of any Person for which any of the Company is liable as a transferee or successor (where the Company’s status as a transferee or successor arose at or prior to the Closing) or by Law, Contract or otherwise (where the legal, contractual or other relationship making the Company liable for Taxes of such Person arose prior to the Closing), (ii) any Taxes, fees or charges for which the Company Holders are responsible under Section 5.1 and (iv) any Deferred Payroll Taxes of the Company.

“Preferred Shares” has the meaning set forth in Section 2.3(a).

“Preliminary Closing Statement” has the meaning set forth in Section 1.13(a).

“Privacy and Data Security Requirements” means all (i) Privacy Laws, (ii) contracts to which the Company is a party or is otherwise bound that impose obligations the Company relating to Personal Information and (iii) Privacy Policies.

“Privacy Laws” means (i) any applicable Laws in any applicable jurisdiction in the relating to the Processing of any Personal Information including, to the extent applicable, (A) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681, the Identity Theft Red Flags Rule (16 C.F.R. Part 681), the General Data Protection Regulation (GDPR) and each European Union Member States’ national implementation thereof, the Canadian Personal Information Protection and Electronic Documents Act, SC 2000, c 5 (PIPEDA), CANSPAM Act of 2003 (codified at 15 U.S.C. §§ 7701-7713 and 18 U.S.C. § 1037), the California Consumer Privacy Act, the Illinois Biometric Information Privacy Act, the Junk Fax Prevention Act of 2005 (Pub.L. 109–21), the Do-Not-Call Implementation Act of 2003 (Pub.L. 108–10), the Communications Act of 1934, as amended by the Telecommunications Act of 1996, the Telephone Consumer Protection Act of 1991 (Pub.L. 102–243), the E-Privacy Directive (i.e., Directive 2002/58/EC of the European Parliament and of the Council of 12 July 2002, including any European Union member’s implementing legislation thereunder), all similar Law to the foregoing, (B) the requirements set forth in regulations published by regulatory authorities such as the Federal Trade Commission, Federal Communications Commission, and applicable European Union data protection authorities that are legally binding and carry the force of Law, and (C) the Health Insurance Portability and Accountability Act of 1996, as amended; (ii) any such Laws in any applicable jurisdiction requiring a Person to be notified of any actual or suspected loss, unauthorized access, disclosure or acquisition of Personal Information, (iii) any rules or requirements of any applicable self-regulatory organizations that the Company is or has been contractually obligated to comply with, and any requirements arising of any self-certification mechanisms of such self-regulatory organizations, (iv) any successor legislation or regulations to any of the foregoing, and (v) the Payment Card Industry Data Security Standard (“PCI-DSS”).

“Privacy Policies” has the meaning set forth in Section 2.15(n).

“Pro Rata Amount” means, with respect to any Company Holder, the percentage set forth opposite such Stockholder’s name on the Distribution Allocation Schedule under the heading “Pro Rata Amount”.

“Proceeding” means any legal, administrative, arbitral or other proceeding, suit, action, governmental or regulatory investigation, mediation, audit or inquiry by or before any Governmental Authority.

“Process” means any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, erasure or destruction.

“Protest Notice” has the meaning set forth in Section 1.13(c).

“R&W Insurance Expenses” means all costs and expenses related to the R&W Insurance Policy, including all premiums, underwriting costs, brokerage commissions, Taxes related to such policy, other fees and expenses in connection with such policy or the satisfaction of conditions in any binding agreement therefor, and any fees and expenses of the R&W Insurance Policy broker incurred in connection with obtaining such R&W Insurance Policy.

“R&W Insurance Policy” means the representation and warranty insurance policy to be obtained by Buyer or First Merger Sub in connection with this Agreement and the transactions contemplated hereby on terms and conditions reasonably satisfactory to Buyer.

“Registered Intellectual Property” has the meaning set forth in Section 2.15(a).

“Regulation” means any rule, regulation, policy or binding interpretation (regarding such rule, regulation or policy) of any Governmental Authority.

“Release” means any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, disposing or migrating into or through the indoor or outdoor environment.

“Representative Losses” has the meaning set forth in Section 7.12(b).

“Requisite Stockholders” has the meaning set forth in the Recitals.

“Responsible Party” means a party from whom indemnification is sought under Section 7.2.

“Scheduled Intellectual Property” has the meaning set forth in Section 2.15(a).

“Second Effective Time” has the meaning set forth in Section 1.4(b).

“Second Merger” has the meaning set forth in the Recitals.

“Second Merger Certificate” has the meaning set forth in Section 1.1(c).

“Second Merger Sub” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Transaction Expenses” means, in each case solely to the extent not paid prior to the Closing, all out-of-pocket fees, costs and expenses incurred or otherwise payable by or on behalf of the Company (whether or not invoiced) in connection with this Agreement and the other Transaction Documents, including (i) all fees and expenses payable by the Company to any attorneys engaged by the Company Holders or the Company, (ii) any and all fees and expenses payable by the Company to any financial advisors, accountants or other advisors engaged by any Company Holder or the Company, (iii) any and all fees and expenses with respect to (A) change-in-control payments, transaction bonuses (including the Transaction Bonus Letters, the Bonus Award Amount and any amounts that remain outstanding in connection with the promised options, retention payments or similar payments payable by the Company to any Person, employee, independent contractor, officer or director, in each case, arising under a contract or other arrangement in existence as of the Closing (and excluding any contract or other arrangement entered into between Buyer and such Person following the Closing) and (B) any severance payments that are or may become due and payable as of the Closing Date from the Company to any employee, independent contractor, officer or director of the Company, as well as the employer portion of payroll or other employment Taxes arising from any of the foregoing or in respect of any payments in respect of the Cashed-Out Company Options pursuant to Section 1.8(b), (iv) any and all fees and expenses associated with the Data Room, (v) fifty percent (50%) of R&W Insurance Expenses, (vi) any and all fees and expenses payable to the Payment Agent pursuant to the Payment Administration Agreement, (vii) fifty percent (50%) of any and all fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement, (viii) fifty percent (50%) of any Taxes, fees, and charges specified in Section 5.6 and (ix) the cost of the D&O Tail Policy).

“Series A Preferred Shares” has the meaning set forth in Section 2.3(a).

“Series A-2 Preferred Shares” has the meaning set forth in Section 2.3(a).

“Series A-3 Preferred Shares” has the meaning set forth in Section 2.3(a).

“Series A Preferred Stock” means Series A preferred stock of the Company, $0.00001 par value per share.

“Series A-2 Preferred Stock” means Series A-2 preferred stock of the Company, $0.00001 par value per share.

“Series A-3 Preferred Stock” means Series A-3 preferred stock of the Company, $0.00001 par value per share.

“Series Seed Preferred Shares” has the meaning set forth in Section 2.3(a).

“Series Seed Preferred Stock” means Series Seed preferred stock of the Company, $0.00001 par value per share.

“SHA Joinder” has the meaning set forth in Section 1.10(b).

“Shortfall Adjustment Amount” has the meaning set forth in Section 1.13(d).

“Software” means computer software and databases, together with object code, source code, firmware and embedded versions thereof and documentation related thereto, including, without limitation, Off-the-Shelf IP.

“Specified Taxes” means (i) any Taxes imposed on the Company in a taxable period or portion thereof ending on or prior to the Closing Date arising as a result of or in connection with Marketplace Facilitator Laws or (ii) any Taxes imposed on the Company in a taxable period or portion thereof ending on or prior to the Closing Date arising as a result of tax collection obligations related to services provided to customers, including software as a service, or similar service revenues.

“Specific Indemnity Escrow Account” has the meaning set forth in Section 1.5(b)(iv).

“Specific Indemnity Escrow Amount” means $12,500,000.

“Specific Indemnity Escrow Funds” means the Specific Indemnity Escrow Amount, and all interest and earnings thereon, as may be reduced from time to time as a result of disbursements thereof pursuant to the Escrow Agreement.

“Specific Indemnity Incremental Release Amount” means $4,166,666.67.

“Stockholder Claims” has the meaning set forth in Section 7.13(a).

“Stockholder Indemnitors” has the meaning set forth in Section 7.2(a).

“Stockholder Indemnified Persons” has the meaning set forth in Section 7.2(b).

“Stockholder Representative” has the meaning set forth in the Preamble.

“Stockholder Representative Expense Account” has the meaning set forth in Section 7.13(e).

“Stockholder Representative Expense Amount” means $150,000.

“Stockholders” means the holders of all issued and outstanding Company Shares as of immediately prior to the First Effective Time.

“Stockholders’ Tax Claim” has the meaning set forth in Section 5.3(a).

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” with respect to any Person, means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than fifty percent (50%) of the capital stock or other equity interests that are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

“Survival Period” has the meaning set forth in Section 7.1(a).

“Surviving Company” has the meaning set forth in Section 1.1(d).

“Systems” means the Software, hardware, firmware, networks, platforms, servers, interfaces, applications, websites and related information technology systems used by the Company for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information in connection with the conduct of the business of the Company.

“Target Working Capital” means $2,500,000.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, excise, environmental, capital stock, profits, social security (or similar), disability, registration, value added, estimated, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, unemployment, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes or comparable assessments of any kind whatsoever, together with all interest and penalties imposed by any taxing authority (domestic or non-U.S.) with respect thereto.

“Tax Returns” means all returns, declarations, reports, elections, claims for refund and information statements and returns filed or required to be filed with a Governmental Authority, or provided to any Person, relating to Taxes, including any schedules or attachments to, or amendments of any of the foregoing.

“Third Party Claim” has the meaning set forth in Section 7.3(a).

“Third Party Intellectual Property” means any and all Company Intellectual Property that is owned by any third Person and licensed to the Company under an IP License.

“Transaction Bonus Letters” means the letter agreements, dated as of February 9, 2021, between the Company and each of Nick Kokonas and Jeff Kaplan, respectively.

“Transaction Bonus Cash Amount” means that portion of the transaction bonuses payable in cash to Nick Kokonas and Jeff Kaplan pursuant to the Transaction Bonus Letters.

“Transaction Bonus Equity Consideration” means that portion of the transaction bonuses payable in Buyer Common Stock to Nick Kokonas and Jeff Kaplan pursuant to the Transaction Bonus Letters.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Payment Administration Agreement, the Employment Documents, the Written Consent, the Letters of Transmittal and all other instruments, documents or agreements executed and delivered in connection with the consummation of the transactions contemplated herein or therein.

“Treasury Shares” has the meaning set forth in Section 1.8(a)(iii).

“VDA Documents” means any documentation or filing relating to a Voluntary Disclosure Agreement.

“Voluntary Disclosure Agreement” means (i) any voluntary disclosure agreement, settlement agreement, closing agreement, or other similar agreement with any Governmental Authority relating to Specified Taxes and (ii) any Tax ruling or other similar determination relating to any Specified Taxes.

“Waived 280G Benefits” has the meaning set forth in Section 2.11(l).

“Working Capital” means Current Assets minus Current Liabilities. For purposes of this Agreement, Working Capital shall be calculated in accordance with the Accounting Methodology and in a manner consistent with the example calculation set forth on Annex C hereto.

“Written Consent” has the meaning set forth in the Recitals.